Exhibit 10.1

EXECUTION VERSION

NINTH AMENDMENT

NINTH AMENDMENT, dated as of June 15, 2021 (this “Amendment”), to that certain Amended and Restated Credit Agreement, dated as of December 18, 2012 (as amended by the First Amendment thereto dated as of December 18, 2012, the Second Amendment thereto dated as of May 8, 2015, the Third Amendment thereto dated as of June 13, 2016, the Fourth Amendment thereto dated as of December 15, 2016, the Fifth Amendment thereto dated as of June 16, 2017, the Sixth Amendment thereto dated as of November 28, 2017, the Seventh Amendment thereto dated as of March 29, 2018, the Eighth Amendment and Waiver thereto, dated as of April 17, 2020 (the “Eighth Amendment”), and the Amendment to the Eighth Amendment dated as of August 21, 2020, the “Credit Agreement”) among CINEMARK HOLDINGS, INC. (the “Parent”), CINEMARK USA, INC. (the “Borrower”), the several banks and other financial institutions party thereto (the “Lenders”), BARCLAYS BANK PLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other agents party thereto. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

RECITALS:

WHEREAS, the Borrower, the Lenders and others are party to the Credit Agreement.

WHEREAS, the Borrower has engaged Barclays Bank PLC (“Barclays”) to act as the sole lead arranger and sole bookrunner in structuring and facilitating this Amendment.

WHEREAS, in accordance with Section 2.27 of the Credit Agreement, the Borrower has requested, among other things, that Lenders agree to extend the Revolving Credit Termination Date applicable to the entire Revolving Credit Facility to November 28, 2024 (the Revolving Credit Facility as so extended, the “Extended Revolving Credit Facility”, the Revolving Credit Commitments thereunder, the “Extended Revolving Credit Commitments”, and the Revolving Credit Loans thereunder, the “Extended Revolving Credit Loans”).

WHEREAS, each Revolving Credit Lender executing a signature page hereto (an “Extended Revolving Credit Lender”) has agreed to so extend the Revolving Credit Termination Date as set forth herein, in each case subject to the agreements of the Borrower provided for herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I. EFFECTIVE DATE AMENDMENTS TO CREDIT AGREEMENT

The Credit Agreement is hereby amended as follows:

(a) On and after the Effective Date (as defined in Section IV below), all references to (i) “Revolving Credit Commitments” shall be deemed to be references to the “Extended Revolving Credit Commitments”, (ii) “Revolving Credit Loans” shall be deemed to be references to the “Extended Revolving Credit Loans”, (iii) the “Revolving Credit Facility” shall be deemed to be references to the “Extended Revolving Credit Facility”, and (iv) the “Revolving Credit Lenders” shall be deemed to be references to the “Extended Revolving Credit Lenders”, in each case, with such changes as are set forth in this Amendment, except as the context may otherwise require.

(b) The definition of “Revolving Credit Termination Date” in Section 1.1 of the Credit Agreement is hereby amended by replacing “the fifth anniversary of the Sixth Amendment Effective Date” with “November 28, 2024”.

SECTION II. OTHER AMENDMENTS

If at some future date the Borrower requests and Required Lenders under the Credit Agreement consent to the amendments set forth in this Section II, then, effective upon the receipt by the Administrative Agent of written consent of Required Lenders:

(a) The Credit Agreement (excluding the schedules and exhibits thereto) shall be hereby amended in accordance with Exhibit A hereto by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case in the place where such text appears therein.

(b) The Guarantee and Collateral Agreement (excluding the schedules and exhibits thereto) shall be hereby amended in accordance with Exhibit B hereto by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case in the place where such text appears therein.

(d) It is understood and agreed that (i) the Borrower, the Parent and each Lender party hereto consent to the amendments set forth in this Section II, (ii) the agreement of any other Lender to any amendment or modification of the Credit Agreement after the Effective Date shall automatically constitute the consent of such Lender to the amendments set forth in this Section II, (iii) the Borrower is not seeking the consent of Required Lenders in connection with this Amendment, and therefore the amendments set forth in this Section II will not become effective on the Effective Date, and (iv) the Borrower has not covenanted or agreed to, and has no obligation to, seek the consent of Lenders that are not parties hereto.

SECTION III. EXTENDED REVOLVING CREDIT FACILITY

(a) Subject to the terms and conditions set forth herein, each Extended Revolving Credit Lender agrees to (i) provide an Extended Revolving Credit Commitment in an amount equal to the amount of its Revolving Credit Commitment as in effect immediately prior to the Effective Date and (ii) this Amendment and the terms of the Credit Agreement, as amended by this Amendment (the “Amended Credit Agreement”).

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(b) The obligation of each Extended Revolving Credit Lender to provide the Extended Revolving Credit Facility on the Effective Date is subject to the satisfaction of the conditions set forth in Section IV of this Amendment.

(c) The Borrower hereby specifies $95,000,000 as the Minimum Extension Condition with respect to this Extension Offer in accordance with Section 2.27(b) of the Credit Agreement.

SECTION IV. CONDITIONS PRECEDENT TO EFFECTIVENESS

This Amendment shall be effective on and as of the date hereof (the “Effective Date”) upon the satisfaction of the following conditions:

(a) Agreements. The Borrower, the Parent, each Existing Revolving Credit Lender and each Extended Revolving Credit Lender shall have delivered executed counterparts of this Amendment to the Administrative Agent.

(b) Acknowledgment. The Borrower, the Parent and the other Loan Parties have each executed and delivered an acknowledgment in the form of Exhibit C hereto (the “Acknowledgment”).

(c) 4.875% Senior Notes Refinancing. The Borrower shall have consummated an issuance of Indebtedness pursuant to, and in compliance with the requirements of, Section 7.2(t) of the Credit Agreement, and used the proceeds of such Indebtedness to refinance the 4.875% Senior Notes and to pay interest, fees, premiums and penalties in connection with such refinancing and any original issue discount incurred in connection with such refinancing Indebtedness.

(d) Fees, Expenses and Costs. The Administrative Agent shall have received all fees required to be paid, and reimbursement of all expenses for which invoices have been presented and which were supported by customary documentation (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Effective Date.

(e) Resolutions. The Administrative Agent shall have received certified resolutions from the board of directors, members or other similar body of each Loan Party authorizing the execution, delivery and performance of this Amendment.

(f) Closing Certificate; Certified Certificate of Incorporation; Good Standing. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C to the Credit Agreement (including such modifications as are necessary to reflect the requirements of this Section IV), with appropriate insertions and attachments including the certificate of incorporation or formation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate and bringdown good standings for each Loan Party from its jurisdiction of organization.

(g) Legal Opinions. The Administrative Agent shall have received the legal opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Loan Parties. Such legal opinion shall cover such customary matters relating to the Loan Parties, this Amendment and other matters incidental to this Amendment as the Administrative Agent may reasonably request and shall be addressed to the Administrative Agent and the Lenders.

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(h) PATRIOT Act. The Lenders shall have received, sufficiently in advance of closing, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.

(i) Representations and Warranties. The representations and warranties contained in the Loan Documents, as modified by this Amendment, are and will be true and correct in all material respects (or, with respect to any such representation and warranty that is qualified by materiality, in all respects) on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

(j) No Default. No Default or Event of Default has occurred and is continuing on the Effective Date or will result from the consummation of the transactions contemplated by this Amendment.

(k) Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in clauses (i) and (j) of this Section IV have been satisfied as of the Effective Date.

(l) Flood Hazard Determinations. The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property existing on the date hereof (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and, if any such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance in form reasonably satisfactory to the Administrative Agent and in such amounts as required by law, which evidence shall be provided by the Administrative Agent to the Lenders.

SECTION V. FEES

The Borrower agrees to pay to the Administrative Agent for the account of each Extended Revolving Credit Lender a fee in an amount equal to 0.25% of such Extended Revolving Credit Lender’s Extended Revolving Credit Commitment, which fee shall be due and payable on the Effective Date.

SECTION VI. REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower hereby jointly and severally represent and warrant that:

(a) Binding Obligation. Each of this Amendment and the Acknowledgment has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(b) Incorporation of Representations and Warranties. The representations and warranties contained in the Loan Documents, as modified by this Amendment, are and will be true and correct in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

(c) No Default. No Default or Event of Default has occurred and is continuing on the Effective Date or will result from the consummation of the transactions contemplated by this Amendment.

SECTION VII. MISCELLANEOUS

(a) Binding Effect. This Amendment shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their successors and assigns. No party’s rights or obligations hereunder or any interest therein may be assigned or delegated by any party without the prior written consent of all the Lenders.

(b) References to Agreements. On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Credit Agreement.

(c) Effect on Loan Documents. Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. The parties hereto acknowledge and agree that this Amendment shall constitute a Loan Document and an Extension Offer made by the Borrower pursuant to and in compliance with Section 2.27 of the Credit Agreement, and accepted by the Revolving Credit Lenders parties hereto.

(d) Limitation of Amendments. The amendments set forth above shall be limited precisely as written and relate solely to the modification of the provisions of the Credit Agreement in the manner and to the extent described above, and nothing in this Amendment shall be deemed to (a) constitute a waiver of compliance by the Borrower with respect to any other term, provision or condition of the Credit Agreement or any other instrument or agreement referred to therein; or (b) prejudice any right or remedy that the Administrative Agent or any Lender may now have (except to the extent such right or remedy was based upon existing defaults or existing provisions, in each case, that will not exist after giving effect to this Amendment) or may have in the future under or in connection with the Credit Agreement or the Amended Credit Agreement or any other instrument or agreement referred to therein.

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(e) No Novation. This Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement or any other Loan Document or discharge or release the Lien or priority of any Security Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement, the Security Documents or the other Loan Documents or a novation of the Credit Agreement or any other Loan Document. The obligations outstanding under the Credit Agreement and the other Loan Documents shall remain in full force and effect, except to any extent expressly modified hereby. Nothing implied in this Amendment or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a borrower, guarantor, grantor or pledgor under any of the Loan Documents.

(f) GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(f) Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CINEMARK HOLDINGS, INC.

By:	/s/ Sean Gamble
Name: Sean Gamble
Title: Executive Vice President, Chief
Financial Officer, Treasurer and Assistant Secretary

CINEMARK USA, INC.

By:	/s/ Sean Gamble
Name: Sean Gamble
Title: Executive Vice President, Chief
Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Ninth Amendment]

BARCLAYS BANK PLC,
an Extended Revolving Credit Lender

By:	/s/ Jeremy Hazan
Name: Jeremy Hazan
Title: Managing Director

[Signature Page to Ninth Amendment]

JPMORGAN CHASE BANK, N.A.,
as an Extended Revolving Credit Lender

By:	/s/ Christina M McGugan
Name: Christina M McGugan
Title: Vice President

[Signature Page to Ninth Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Extended Revolving Credit Lender

By:	/s/ Nicholas Grocholski
Name: Nicholas Grocholski
Title: Managing Director

[Signature Page to Ninth Amendment]

WEBSTER BANK, NATIONAL ASSOCIATION,
as an Extended Revolving Credit Lender

By:	/s/ Daniel Ponzio
Name: Daniel Ponzio
Title: Director

[Signature Page to Ninth Amendment]

ROYAL BANK OF CANADA,
as an Extended Revolving Credit Lender

By:	/s/ Kevin Quan
Name: Kevin Quan
Title: Authorized Signatory

[Signature Page to Ninth Amendment]

EXHIBIT A

AMENDED CREDIT AGREEMENT

CONFORMED VERSION

$800,000,000

AMENDED AND RESTATED CREDIT AGREEMENT1

among

CINEMARK HOLDINGS, INC.,

as the Parent

CINEMARK USA, INC.,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

BARCLAYS BANK PLC

as Lead Arranger,

BARCLAYS,

DEUTSCHE BANK SECURITIES INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

and

WELLS FARGO SECURITIES, LLC

as Joint Bookrunners,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent,

DEUTSCHE BANK SECURITIES INC.,

WELLS FARGO SECURITIES, LLC,

and

WEBSTER BANK, N.A.,

as Co-Documentation Agents,

and

BARCLAYS BANK PLC,

as Administrative Agent

Dated as of December 18, 2012

[1]

Conformed to reflect amendments made pursuant to the First Amendment, dated as of December 18, 2012, the Second Amendment, dated as of May 8, 2015, the Third Amendment, dated as of June 13, 2016, the Fourth Amendment, dated as of December 15, 2016, the Fifth Amendment, dated as of June 16, 2017, the Sixth Amendment, dated as of November 28, 2017, the Seventh Amendment, dated as of March 29, 2018, the Eighth Amendment and Waiver, dated as of April 17, 2020, the Amendment to the Eighth Amendment dated as of August 21, 2020, and the amendments set forth in Sections I and II of the Ninth Amendment, dated as of June 15, 2021.

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		Page
SECTION 4. REPRESENTATIONS AND WARRANTIES		65
4.1	Financial Condition	65
4.2	No Change	~~65~~66
4.3	Corporate Existence; Compliance with Law	~~65~~66
4.4	Corporate Power; Authorization; Enforceable Obligations	66
4.5	No Legal Bar	66
4.6	No Material Litigation	~~66~~67
4.7	No Default	~~66~~67
4.8	Ownership of Property; Liens	~~66~~67
4.9	Intellectual Property	67
4.10	Taxes	67
4.11	Federal Regulations	67
4.12	Labor Matters	~~67~~68
4.13	ERISA	68
4.14	Investment Company Act; Other Regulations	68
4.15	Subsidiaries	~~68~~69
4.16	Use of Proceeds	69
4.17	Environmental Matters	69
4.18	Accuracy of Information, etc.	70
4.19	Security Documents	70
4.20	Solvency	71
4.21	[Reserved]	71
4.22	Regulation H	71
4.23	Anti-Corruption Laws and Sanctions	71
4.24	EEA Financial Institutions	~~71~~72

SECTION 5. CONDITIONS PRECEDENT		~~71~~72
5.1	Conditions to Initial Extension of Credit	~~71~~72
5.2	Conditions to Each Extension of Credit	~~73~~74

SECTION 6. AFFIRMATIVE COVENANTS		74
6.1	Financial Statements	74
6.2	Certificates; Other Information	75
6.3	Payment of Obligations	77
6.4	Conduct of Business and Maintenance of Existence; Compliance	77
6.5	Maintenance of Property; Insurance	77
6.6	Inspection of Property; Books and Records; Discussions	~~77~~78
6.7	Notices	78
6.8	Environmental Laws	~~78~~79
6.9	Additional Collateral, etc.	79
6.10	Further Assurances	~~81~~82
6.11	Designation of Restricted and Unrestricted Subsidiaries	82
6.12	Maintenance of Separate Existence	82
6.13	Post-Restatement Closing Date Actions	84

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ANNEX:

A	Pricing Grid

SCHEDULES:

1.1A	Existing Letters of Credit
1.1B	Mortgaged Properties
1.1C	Commitments
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.13	ERISA
4.15(a)	Subsidiaries
4.15(b)	Agreements Affecting Capital Stock
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
6.9(b)-1	Real Property Valuation
6.9(b)-2	Certain Non-Mortgaged Real Property
6.13(b)	Local Counsel Opinions
7.2(d)	Existing Indebtedness
7.2(k)	Class II Restricted Subsidiary Intercompany Indebtedness
7.3(f)	Existing Liens
7.5(k)	Permitted Dispositions
7.10	Transactions with Affiliates

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
F-2	Form of Legal Opinion of Local Counsel
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
H-1	Form of U.S. Tax Compliance Certificate
H-2	Form of U.S. Tax Compliance Certificate
H-3	Form of U.S. Tax Compliance Certificate
H-4	Form of U.S. Tax Compliance Certificate
I	Form of Borrowing Notice
J	Form of Reaffirmation Agreement

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 18, 2012, among CINEMARK HOLDINGS, INC., a Delaware corporation (together with any of its permitted successors and assigns, the “Parent”), CINEMARK USA, INC., a Texas corporation (together with any of its permitted successors and assigns, the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower entered into the existing Credit Agreement, dated as of October 5, 2006 (the “Existing Credit Agreement”), with the several lenders party thereto, Barclays Bank PLC, as administrative agent, and certain other parties;

WHEREAS, the Required Lenders under the Existing Credit Agreement along with the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions set forth in Section 5.1;

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) Term Loans (as this and other capitalized terms used in these preliminary statements are defined in Section 1.1 below) in an initial aggregate amount of $700,000,000 and (ii) a Revolving Credit Facility in an initial aggregate amount of $100,000,000;

WHEREAS, the proceeds of the Term Loans made on the Restatement Closing Date, together with other funds, will be used to refinance certain existing indebtedness of the Borrower, for general corporate purposes, and to pay fees and expenses related to any of the foregoing (collectively, the “Transactions”);

WHEREAS, the proceeds of the Revolving Credit Loans will be used for general corporate purposes; and

WHEREAS, the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree that on the Restatement Closing Date the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms . As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“4.875% Senior Note Indenture”: the Indenture entered into by the Borrower and the subsidiary guarantors from time to time party thereto in connection with the issuance of the 4.875% Senior Notes, together with all instruments and other agreements entered into by the Borrower or any subsidiary guarantor party thereto in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time or refinanced pursuant to Section 7.2(t).

“4.875% Senior Notes”: $755,000,000 aggregate outstanding principal amount of the Borrower’s 4.875% Senior Notes due 2023, as the same may be amended, supplemented or otherwise modified from time to time or refinanced pursuant to Section 7.2(t).

“5.125% Senior Note Indenture”: the Indenture entered into by the Borrower and the subsidiary guarantors from time to time party thereto in connection with the issuance of the 5.125% Senior Notes, together with all instruments and other agreements entered into by the Borrower or any subsidiary guarantor party thereto in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time or refinanced pursuant to Section 7.2(u).

“5.125% Senior Notes”: $400,000,000 aggregate outstanding principal amount of the Borrower’s 5.125% Senior Notes due 2022, as the same may be amended, supplemented or otherwise modified from time to time or refinanced pursuant to Section 7.2(u).

“Acceptable Discount”: as defined in Section 2.25(c).

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or individuals performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliate Transaction”: as defined in Section 7.10.

“Agents”: the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement, including, for the avoidance of doubt, the Arranger and the Bookrunners.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Aggregate Special Prepayment Face Amount Limit”: as defined in Section 2.25(a).

“Agreement”: this amended and restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Annualized Theatre”: for any period, any newly constructed theatre owned, operated or managed by the Borrower or any of its Restricted Subsidiaries which has completed at least one full quarter of operations as of the last day of such period, but less than four full quarters of operations as of the last day of such period, in each case as identified to the Administrative Agent.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent, Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Amount”: as of any date of determination (the “Determination Date”), the Restatement Date Applicable Amount plus, without duplication, the amount (but in no event less than zero) equal to (a) the sum of (i) the aggregate amount of cash and the fair market value of non-cash items received by the Parent or the Borrower as common equity after the Restatement Closing Date and on or prior to such Determination Date, (ii) the amount of the net reduction after the Restatement Closing Date and on or prior to such Determination Date, in Investments held by the Parent, any Intermediate Holdco, the Borrower and its Class I Restricted Subsidiaries in Class II Restricted Subsidiaries, Unrestricted Subsidiaries and other entities that are not Class I Restricted Subsidiaries made after the Original Closing Date resulting from proceeds realized on the sale or other Disposition of such Investments, proceeds representing the return of capital, including redemptions, dividends and distributions, the amount of all guarantees released, all payments of principal of, or interest on, Indebtedness and other obligations that constitute such Investments, and the fair market value (not in excess of the amount previously subtracted under clause (b)(ii) below) of any Unrestricted Subsidiary redesignated as a Class I Restricted Subsidiary, (iii) Consolidated EBITDA minus 1.75 times Consolidated Interest Expense for the fiscal quarter in which the Restatement Closing Date occurs and for each full fiscal quarter completed since the Restatement Closing Date and prior to the Determination Date for which financial statements have been delivered pursuant to Section 6.1(a) or 6.1(b), as applicable, (iv) to the extent deducted in computing the Consolidated EBITDA specified in clause (iii) above and not included in clause (ii) above, any net gains on sales of assets outside the ordinary course of business (including, without limitation, any such gains that are extraordinary gains) and (v) (A) in the case of expenditures made pursuant to Sections 7.7(c) and 7.8(h) and the designation on or after the Restatement Closing Date of any Class I Restricted Subsidiaries of the Parent (other than CFC Holdcos) as Unrestricted Subsidiaries, $275,000,000 in the aggregate, and (B) in the case of expenditures made pursuant to Section 7.9(a)(ii), $200,000,000 in the aggregate, minus (b) the sum of (i) the portion of such sum expended on and after the Restatement Closing Date and on or prior to such Determination Date pursuant to Sections 7.6(i), 7.7(c), 7.8(h) and 7.9(a)(ii) and (ii) the fair market value (as of the date of such designation) of any Class I Restricted Subsidiaries of the Parent designated as Unrestricted Subsidiaries on or after the Restatement Closing Date (the fair market value of any CFC Holdco being deemed for this purpose to be the value of the cash and Cash Equivalents held directly by such CFC Holdco at the time of such designation without taking into account the value of any other assets or properties of such CFC Holdco). Expenditures made pursuant to Sections 7.7(c), 7.8(h) and 7.9(a)(ii) and in connection with the designation of a Class I Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to utilize the amounts in clause (a)(v)(A) above or (a)(v)(B) above, as applicable, prior to utilization of the amounts in clauses (a)(i) through (a)(iv) above.

“Applicable Consolidated EBITDA Amount”: on any date of determination, an amount equal to the product of (x) Consolidated EBITDA for the Fiscal Year ended immediately prior to such date of determination for which financial statements have been delivered pursuant to Section 6.1(a) multiplied by (y) the Capital Expenditure Percentage for the Fiscal Year in which such determination date occurs.

“Applicable Margin”: for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Term Loan Facility	0.75%	1.75%
Revolving Credit Facility	0.50%	1.50%

provided that, from and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Sixth Amendment Effective Date, the Applicable Margin with respect to the Revolving Credit Loans will be determined pursuant to the Pricing Grid.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Arranger”: as defined in the preamble hereto.

“ASC 840-40-55”: Accounting Standards Codification 840-40-55 (formerly Emerging Issues Task Force Regulation 97-10).

“ASC 840-40-55 Capital Leases”: any lease that is classified as a “capital lease” under GAAP, but which would not be so classified if not for the application of ASC 840-40-55 and similar principles.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (including any such Dispositions pursuant to Section 7.5(l)(ii) and (o), but excluding any such Dispositions permitted by Section 7.5(a) through (k), (l)(i), (m) and (n)) which yields gross proceeds to the Parent, the Borrower or any of its Class I Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value as reasonably determined by the board of directors of the Borrower in the case of other non-cash proceeds) in excess of $25,000,000.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Assignor”: as defined in Section 10.6(c).

“Assumed Loan Amount”: at any time, an amount equal to the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding plus (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays Entity”: any of Barclays Bank PLC or any of its Affiliates.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus, in the case of this clause (b), 1⁄2 of 1% and (c) the Eurodollar Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) for a deposit in Dollars with a maturity of one month plus, in the case of this clause (c), 1%.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bookrunners”: as defined in the preamble hereto.

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit I, delivered to the Administrative Agent.

“Brazilco”: Cinemark Brasil S.A.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditure Percentage”: 40% during each Fiscal Year.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a capital lease (other than an ASC 840-40-55 Capital Lease)) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person, provided that, “Capital Expenditures” shall exclude (a) the portion of the purchase price paid in connection with a Permitted Acquisition which is required to be capitalized under GAAP on a balance sheet of such Person and (b) any cash expenditures incurred by such Person under any Digital Cinema Equipment Lease with DCIP that is required to be classified under GAAP on a balance sheet of such Person as a capital lease; provided further that, for the purposes of Section 7.7, “Capital Expenditures” shall exclude expenditures associated with replacements, capitalized repairs and improvements. For the purposes of this definition, the purchase price of equipment which is purchased by a Person contemporaneously with the trade in of existing equipment owned by such Person or with insurance proceeds shall be included in the determination of Capital Expenditures only to the extent of cash paid in excess of the credit granted with respect to the equipment which is being traded in or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition and demand deposits, in each case issued by (A) (i) any Lender, (ii) any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $100,000,000, or (iii) overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof having combined capital and surplus and undivided profits in excess of $100,000,000 or any commercial bank or similar entity organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development (“OECD”) and has total assets in excess of $100,000,000 or (B) with respect to any Foreign Subsidiary, (i) any entity described in the foregoing clause (A) or (ii) any commercial bank or similar entity organized under the laws of the jurisdiction in which such Foreign Subsidiary maintains an office or engages in business provided that, in the case of deposits under this clause (b)(B)(ii), such deposits are made in the ordinary course of business for cash management purposes; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds that invest 95% or more of their assets in assets satisfying the requirements of clauses (a) through (f) of this definition; and (h) with respect to any Foreign Subsidiary having its principal operations in Mexico only, (i) Certificados de la Tesoreria de la Federación (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Adjustables del Gobierno Federal (Adjustabonos), in each case, issued by the Mexican government, and (ii) any other instruments issued or guaranteed by Mexico and denominated and payable in Pesos; provided, that, in each case, such investments under this clause (h) are made in the ordinary course of business for cash management purposes.

“Cash Management Agreements”: any treasury management agreements (including, without limitation, ACH and BACS agreements, and agreements related to any fund transfers, overdrafts, controlled disbursements, lockbox, stop payment, return item and wire transfer services, deposit accounts, zero balance accounts, cash pooling (including notional cash pooling) returned check, concentration, account reconciliation and reporting, trade finance services and other treasury management services) and provision of commercial credit card and/or merchant credit card services and pre-paid debit card services, including non-card e-payables services), in each case including any associated lines or extensions of credit and related customary collateral and security arrangements, entered into by the Borrower or its Subsidiaries.

“CFC Class II Holdco”: any CFC Holdco substantially all of whose assets consist of Capital Stock of one or more Class II Restricted Subsidiaries, cash and Cash Equivalents.

“CFC Holdco”: any Subsidiary, substantially all of whose assets consist of Capital Stock of one or more Foreign Subsidiaries, cash and Cash Equivalents, that is designated by the Borrower as a CFC Holdco by notice to the Administrative Agent.

“Change of Control”: the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the voting power of the outstanding common stock of the Parent;

(b) (i) at any time prior to the occurrence of a Specified Reorganization, the Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens and (ii) at any time after the occurrence of a Specified Reorganization, the Parent shall cease to own and control, directly or indirectly through one or more Intermediate Holdcos, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (in each case, except Liens permitted under Section 7.3(a) or (h) hereof); or

(c) a Specified Change of Control.

“Class I Restricted Subsidiary”: any Restricted Subsidiary which is not a Class II Restricted Subsidiary.

“Class II Restricted Subsidiaries”: (a) the Subsidiaries listed as “Class II Restricted Subsidiaries” on Schedule 4.15(a) and any Subsidiary of a Class II Restricted Subsidiary other than an Unrestricted Subsidiary and (b) any Unrestricted Subsidiary designated as a Class II Restricted Subsidiary in accordance with Section 6.11.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: as defined in the preamble hereto.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: with respect to any Lender, each of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee”: as defined in Section 2.7.

“Commitment Fee Rate”: 0.150% per annum; provided that, from and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Sixth Amendment Effective Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated December 2012 and furnished to the initial Lenders in connection with the syndication of the Facilities.

“Consolidated EBITDA”: for any period, without duplication, Consolidated Net Income for such period (excluding from Annualized Theatres) plus, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) expenses for taxes based on income or capital, including franchise and similar taxes, (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization, impairment, write-down or write-off of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses (including, without limitation, expenses for severance, non-recurring retention bonuses, payments to employees of acquired entities under stock option plans or similar incentive plans such as long term incentive plans, relocation and restructuring costs related to acquisitions) or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (x) net losses on sales of assets outside of the ordinary course of business and (y) losses or costs arising from lease dispositions), (f) any call premium (or original issue discount) expenses associated with the repurchase or repayment of Indebtedness, (g) to the extent actually reimbursed by a third party (other than the Parent or any of its Subsidiaries) and not otherwise added back in the computation of Consolidated Net Income, expenses incurred for payments under indemnification provisions in any agreement for an acquisition or an Asset Sale, (h) any other non-cash charges (including foreign exchange losses not included in operating income but deducted from earnings in determining Consolidated Net Income), (i) any reasonable expense related to any equity offering, Permitted Acquisition, Investment, recapitalization, Asset Sale or Indebtedness permitted to be incurred under this Agreement (in each case, whether or not successful), (j) letter of credit fees and annual agency fees paid to the Administrative Agent, (k) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption and (l) costs incurred in connection with the closing or Disposition of any theatre or screen within a theatre, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of, (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, net gains on sales of assets outside of the ordinary course of business) and (b) any other non-cash income or gains (including foreign exchange gains not included in operating income but otherwise included in earnings in determining Consolidated Net Income) (other than the amortization of prepaid cash income), all as determined on a consolidated basis, and plus, except to the extent already included in the computation of Consolidated Net Income, any cash dividend paid on the Capital Stock of NCM Holdings or National CineMedia, LLC (other than any NCM Recapitalization Dividend) during such period, and plus any Pro Forma Cost Savings for such period minus any Pro Forma Cost Savings added to Consolidated EBITDA during any prior period to the extent that such Pro Forma Cost Savings were not achieved within 18 months of the closing date of any Permitted Acquisition; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period:

(i) the Consolidated EBITDA of any Person or theatre or theatres acquired by the Borrower or its Restricted Subsidiaries or of any Annualized Theatres during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition or the operations of such Annualized Theatre and, in any such case, the incurrence or assumption of any Indebtedness in connection therewith had occurred on the first day of such period and without giving effect to clause (a) of the proviso set forth in the definition of Consolidated Net Income in this Section 1.1) if, in the case of an acquisition of a Person, the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by the Administrative Agent;

(ii) the Consolidated EBITDA of any Person or theatre or theatres Disposed of by the Borrower or its Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith had occurred on the first day of such period); and

(iii) any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary and any designation of a Restricted Subsidiary as an Unrestricted Subsidiary which occurred during such period shall be deemed to have occurred on the first day of such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by the Borrower with respect to letters of credit and bankers’ acceptance financing and net costs of the Borrower under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) other than intercompany Indebtedness owed to the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary, except to the extent paid in cash by the Borrower or any Restricted Subsidiary to the Parent or any Intermediate Holdco.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions or payment of principal or interest of intercompany Indebtedness, (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary and (d) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income. There shall be excluded from Consolidated Net Income for any period the effects of adjustments due to the application of the acquisition method of accounting to property and equipment, software and other intangible assets required or permitted by GAAP and related authoritative pronouncements, as a result of any acquisition.

“Consolidated Net Senior Secured Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Senior Secured Debt on such day less the aggregate amount of cash and Cash Equivalents owned by the Borrower or any Restricted Subsidiary on such day (in each case, free and clear of all Liens (other than Liens permitted under Sections 7.3(a), (h), (j) or (n))) to (b) Consolidated EBITDA for such period.

“Consolidated Net Tangible Assets”: means, as of any date of determination, the consolidated total assets of the Borrower and its consolidated Restricted Subsidiaries determined in accordance with GAAP as of the end of the Borrower’s most recent fiscal quarter by reference to the then most recent date for which the Borrower has delivered (or was required to deliver, if such delivery has not been made) its financial statements under Section 6.1 or, if the Borrower has not yet been required to deliver financial statements under Section 6.1, determined as of September 30, 2012, less all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Consolidated Senior Secured Debt”: all Consolidated Total Debt that is secured by a Lien on any assets of the Parent, the Borrower or any of its Restricted Subsidiaries.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Credit Party”: the Administrative Agent, the Issuing Lender or any other Lender.

“DCIP”: Digital Cinema Implementation Partners LLC, a Delaware limited liability company, its Subsidiaries, and any other Person with a primary business purpose of facilitating the implementation of digital cinemas in theatres and agreements and arrangements with respect to the financing of digital cinema and any Person that is a direct or indirect parent entity thereof and has no material independent operations.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that has (a) failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such

Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) become the subject of a Bankruptcy Event or a Bail-In Action.

“Derivatives Counterparty”: as defined in Section 7.6.

“Digital Cinema Equipment Lease”: any lease arrangement pursuant to which the Borrower or any of its Subsidiaries is granted the right to use digital cinema equipment.

“Digital Projector Financing”: any financing arrangement in respect of digital projector equipment for use in the ordinary course of business in theatres owned, leased or operated by the Borrower and its Subsidiaries. For the avoidance of doubt, Digital Projector Financing does not include any Digital Cinema Equipment Lease.

“Discount Range”: as defined in Section 2.25(a).

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (but excluding the granting of a Lien); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary), or (3) is redeemable at the option of the holder of the Capital Stock, in whole or in part, in each case on or prior to the date which is 90 days after the Latest Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Borrower may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provisions unless such repurchase or redemption complies with Section 7 herein.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: for any Interest Period as to any Eurodollar Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such rate under this clause (i) or, if necessary, clause (ii), the “LIBO Rate”) (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the Eurodollar Base Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurodollar Base Rate will be deemed to be zero.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as amended from time to time.

“Excluded Foreign Subsidiaries”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission

(or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Credit Agreement”: the Credit Agreement, dated as of October 5, 2006, among the Borrower, the several lenders parties thereto and Barclays Bank PLC, as administrative agent, as amended and otherwise modified prior to the date hereof.

“Existing Letters of Credit”: the Letters of Credit listed on Schedule 1.1A.

“Existing Term Loans”: “Term Loans” outstanding under the Existing Credit Agreement immediately prior to the Restatement Closing Date.

“Extended Revolving Credit Commitment”: as defined in Section 2.27(a).

“Extending Revolving Credit Lender”: as defined in Section 2.27(a).

“Extended Term Loans”: as defined in Section 2.27(a).

“Extending Term Lender”: as defined in Section 2.27(a).

“Extension”: as defined in Section 2.27(a).

“Extension Amendment”: as defined in Section 2.27(c).

“Extension Offer”: as defined in Section 2.27(a).

“Facility”: each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”) and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“FATCA”: Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended version that is substantively comparable) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fifth Amendment Effective Date”: June 16, 2017.

“Fiscal Year”: the fiscal year of the Borrower.

“Fixed Discount”: as defined in Section 2.25(a).

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fourth Amendment Effective Date”: December 15, 2016.

“Funded Debt”: with respect to any Person, without duplication, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section, excluding (i) obligations arising under any ASC 840-40-55 Capital Leases and obligations of the types described in Section 7.2(c)(ii), (ii) any intercompany Indebtedness owed to the Parent, any Intermediate Holdco, the Borrower or a Guarantor, (iii) Capital Lease Obligations and obligations permitted under Section 7.2(c)(v) outstanding on the relevant date of determination in an aggregate amount (excluding amounts covered by other clauses of this definition) not to exceed $300,000,000, (iv) Capital Lease Obligations acquired or assumed by a Loan Party in connection with the Rave Acquisition, provided that such obligations were not created in contemplation of the Rave Acquisition and (v) any obligations under any Digital Cinema Equipment Lease with DCIP.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time, subject to Section 10.16.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the Original Closing Date, executed and delivered by the Parent, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Parent, any Intermediate Holdcos and the Subsidiary Guarantors.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Restricted Subsidiaries providing for protection against fluctuations in or to reduce overall costs with respect to interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies. For avoidance of doubt, Hedge Agreements shall include any interest rate swap or similar agreement that provides for the payment by the Borrower or any of its Subsidiaries of amounts based upon a floating rate in exchange for receipt by the Borrower or such Subsidiary of amounts based upon a fixed rate.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and (ii) any earn-out obligation or post-closing payment adjustments of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, provided that, in such event, the amount of such Indebtedness shall be deemed to be the lesser of the value of the Property covered by such agreement and the aggregate principal amount of such Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value (whether on the scheduled date thereof or any earlier required date) any Capital Stock of such Person on or prior to the date which is 90 days after the Latest

Maturity Date (other than for consideration consisting solely of common stock of the Parent), (h) all Guarantee Obligations of such Person (other than Guarantee Obligations arising out of Digital Cinema Equipment Leases with DCIP) in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation to the extent of the value of the Property subject to such Lien and (j) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Hedge Agreements. “Indebtedness” shall not include obligations incurred in the ordinary course of business under or pursuant to Cash Management Agreements.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (with the consent of all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower in its Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Credit Termination Date or such due date, as applicable; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”: as defined in Section 7.8.

“Intermediate Holdco”: as defined in the definition of “Specified Reorganization”.

“Interpolated Rate”: in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a)	the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Issuing Lender”: any Revolving Credit Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and notice to the Administrative Agent.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan.

“L/C Commitment”: $35,000,000; provided, that with the consent of the relevant Issuing Lender and the consent of the Administrative Agent (such consent not to be unreasonably withheld), the L/C Commitment may be increased by up to $25,000,000 if it is necessary to support, with a Letter of Credit issued hereunder, the obligations of the borrower under the Peso Subfacility or the Third-Party Peso Loans, as the case may be.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Credit Lender at any time shall be its Revolving Credit Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such Letter of Credit.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“LIBO Rate”: as defined in the definition of Eurodollar Base Rate.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Applications, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Parent, any Intermediate Holdcos, the Borrower and each Restricted Subsidiary of the Borrower that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of (a) in the case of the Term Loan Facility, the aggregate unpaid principal amount of the Term Loans or (b) in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the Total Revolving Credit Commitments (or, if the Revolving Credit Commitments are no longer in effect, the Total Revolving Extensions of Credit then outstanding).

“Majority Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Credit Facility.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, condition, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Environmental Amount”: an amount or amounts payable by the Borrower and/or any of its Class I Restricted Subsidiaries, in the aggregate in excess of $5,000,000, for: costs to bring an environmental condition into compliance with any Environmental Laws; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Minimum Extension Condition”: as defined in Section 2.27(b).

“Mitchell Family”: (a) Lee Roy Mitchell or Tandy Mitchell, or any descendent of Lee Roy Mitchell or the spouse of such descendent, the estate of Lee Roy Mitchell, Tandy Mitchell, any descendent of Lee Roy Mitchell or the spouse of such descendent (each, a “Mitchell”), (b) any trust or other arrangement for the benefit of a Mitchell, any trust established by a Mitchell or any trustee, custodian, fiduciary or foundation which will hold the common stock of the Parent for charitable purposes or for the benefit of any Mitchell and (c) any Person at least 80% beneficially owned and controlled by one or more Mitchells.

“Moody’s”: Moody’s Investor Services, Inc.

“Mortgage Amendments”: as defined in Section 4.19(b).

“Mortgaged Properties”: (a) the real property and leasehold interests listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Secured Parties has been granted a Lien pursuant to one or more Mortgages prior to the Restatement Closing Date and (b) any real property or leasehold interest acquired or leased after the Restatement Closing Date by any Loan Party which is subjected to a Mortgage in favor of the Administrative Agent pursuant to Section 6.9(b).

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National CineMedia, LLC”: National CineMedia, LLC, a Delaware limited liability company, together with any of its permitted successors and assigns.

“NCM Holdings”: a Delaware entity to be formed that will be the holding company for National CineMedia, LLC, together with any of its permitted successors and assigns.

“NCM Recapitalization Dividend”: any dividend paid to the Borrower or any of its Restricted Subsidiaries out of the net proceeds of Indebtedness incurred in connection with the recapitalization of NCM Holdings or National CineMedia, LLC.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness existing prior to such transaction secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), all distributions and other payments required to be made pursuant to partnership agreements, limited liability company organizational documents, joint venture agreements or similar agreements to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale or Recovery Event, and other arm’s length costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) provided that, such Net Cash Proceeds shall not include any amounts reserved for purchase price adjustments and post-closing liabilities in connection with any Asset Sale until such amounts have been released or are no longer reserved and (b) in connection with (i) any Permitted Equity Issuance or the sale of the Capital Stock of NCM Holdings or National CineMedia, LLC, (ii) the payment of any NCM Recapitalization Dividend or (iii) any incurrence of indebtedness, the cash proceeds received from such sale, payment or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other arm’s-length costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Non-Excluded Taxes”: as defined in Section 2.18(a).

“Non-Recourse Debt”: Indebtedness:

(a) with respect to any Unrestricted Subsidiary and any Class II Restricted Subsidiary, except to the extent of any guarantee permitted by Section 7.8, (i) as to which none of the Parent, any Intermediate Holdco, the Borrower nor any of the Class I Restricted Subsidiaries (x) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (y) is directly or indirectly liable (as a guarantor or otherwise), or (z) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Unrestricted Subsidiary or Class II Restricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Obligations) of the Parent, any Intermediate Holdco, the Borrower or any of the Class I Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity (provided that this clause (ii) shall not apply if an Unrestricted Subsidiary is the lender of such Indebtedness); and (iii) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Parent, any Intermediate Holdco, the Borrower or any of the Class I Restricted Subsidiaries; and

(b) with respect to the Parent, any Intermediate Holdco, the Borrower or any of the Class I Restricted Subsidiaries, (1) for which none of the Parent, any Intermediate Holdco, the Borrower or any of the Class I Restricted Subsidiaries provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as guarantor or otherwise), other than as primary obligor; and (2) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Parent, any Intermediate Holdco, the Borrower or any of the Class I Restricted Subsidiaries other than the asset financed by such Indebtedness, additions, accessions and improvements thereto and proceeds thereof.

“Non-U.S. Lender”: as defined in Section 2.18(d).

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, or any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Class I Restricted Subsidiary under any Specified Hedge Agreement and obligations of the

Borrower or any Subsidiary under any Specified Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Specified Cash Management Agreements.

“Original Closing Date”: October 5, 2006.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(b).

“Participant Register”: as defined in Section 10.6(b).

“Payment Office”: the office of the Administrative Agent specified in Section 10.2 or as otherwise specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: on any date of determination, the acquisition in any transaction or series of transactions by the Borrower or any of its Class I Restricted Subsidiaries of a theatre or theatres (or the Capital Stock of a Person that owns a theatre or theatres) approved by the board of directors of the Borrower.

“Permitted Business”: the lines of business conducted by the Borrower, its Subsidiaries, any joint venture to which any of them is a party and such joint venture’s Subsidiaries, or in which any of them has an existing Investment, on the Restatement Closing Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the board of directors of the Borrower and the Parent.

“Permitted Business Investment”: any Investment made in a Permitted Business through agreements, transactions, interests or arrangements that permit one to share risks or costs, achieve economies of scale, pool resources, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of such businesses jointly with third parties, relating to ownership interests in projectors, advertising rights, ticketing rights, Internet properties and other tangible and intangible assets and properties, either directly or through entities the primary business of which is to own or operate any of the foregoing, including entry into and Investments in the form of or pursuant to, operating agreements, pooling arrangements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar arrangements with third parties.

“Permitted Equity Issuance”: any sale or issuance of any common stock of the Parent.

“Permitted Investors”: the collective reference to (a) the Mitchell Family and (b) the Related Parties.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Peso”: the coin or currency of the United Mexican States as at the time shall be legal tender for payment of public and private debt.

“Peso Borrowing Calculation Date”: the second Business Day prior to any date of incurrence of any Third-Party Peso Loan.

“Peso Borrowing Date”: any date of incurrence of any Third-Party Peso Loan.

“Peso Subfacility”: as defined in Section 2.23.

“Peso Subfacility Amendments”: as defined in Section 2.23.

“Peso Subfacility Borrower”: as defined in Section 2.23(a).

“Peso Subfacility Commitment”: as defined in Section 2.23(a).

“Peso Subfacility Commitment Period”: as defined in Section 2.23(a).

“Peso Subfacility Lenders”: as defined in Section 2.23.

“Peso Subfacility Loans”: as defined in Section 2.23.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Forma Cost Savings”: for any period and to the extent not deducted elsewhere in the definition of Consolidated EBITDA, the amount of net cost savings projected by the Borrower in good faith to be realized as a result of any actions taken in connection with a Permitted Acquisition (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent not deducted elsewhere in the definition of Consolidated EBITDA, provided that (a) such cost savings are projected by the Borrower in good faith and shall be set forth in the applicable Compliance Certificate for such period and (b) such cost savings are projected to occur within 18 months after the Restatement Closing Date in the case of the Rave Acquisition and within 18 months after the closing date of any other Permitted Acquisition.

“Projections”: as defined in Section 6.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock. For the avoidance of doubt, the Capital Stock of a Person is not Property of such Person.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Counterparty”: (a) with respect to any Specified Hedge Agreement or any Specified Cash Management Agreement existing on the Restatement Closing Date, any counterparty thereto (i) that is a Lender or an Affiliate of a Lender on the Restatement Closing Date or (ii) that was a “Qualified Counterparty” with a “Specified Hedge Agreement,”or a “Specified Cash Management Agreement” in each case under the Existing Credit Agreement, and that became a Lender in connection with the primary syndication of the Facilities and (b) with respect to any other Specified Hedge Agreement and any other Specified Cash Management Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement or such Specified Cash Management Agreement was entered into, was a Lender or an Affiliate of a Lender.

“Qualifying Fixed Discount Term Loans” : as defined in Section 2.25(b).

“Rave Asset Purchase Agreement”: the Asset Purchase Agreement, dated as of November 16, 2012, by and among the Borrower, Rave Real Property Holdco, LLC and certain of its subsidiaries, Rave Cinemas, LLC and RC Processing, LLC.

“Rave Acquisition”: the Borrower’s acquisition of the assets and liabilities specified under the Rave Asset Purchase Agreement.

“Reaffirmation Agreement”: a Reaffirmation Agreement, substantially in the form of Exhibit J.

“Recovery Event”: any settlement of or payment or transfer (voluntary or otherwise) in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Class I Restricted Subsidiaries.

“Register”: as defined in Section 10.6(d).

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Class I Restricted Subsidiaries in connection therewith that are not applied to prepay the Loans pursuant to Section 2.10(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that (i) no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Class I Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Reinvestment Event to acquire or fund the construction of assets (other than inventory) useful in its or a Class I Restricted Subsidiary’s business, to make capital improvements to such assets (including leased assets), or to otherwise make Capital Expenditures useful in its or a Class I Restricted Subsidiary’s business, or (ii) during the six-month period prior to a Reinvestment Event, the Borrower (directly or indirectly through a Class I Restricted Subsidiary) used an amount of funds equal to or greater than all or a specified portion of the Net Cash Proceeds of such Reinvestment Event to acquire or fund the construction of assets (other than inventory) useful in its or a Class I Restricted Subsidiary’s business, to make capital improvements to such assets (including leased assets), or to otherwise make Capital Expenditures useful in its or a Class I Restricted Subsidiary’s business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date (including any amount expended during the six-month period prior to such Reinvestment Event) to acquire or fund the construction of assets (other than inventory) useful in the Borrower’s or a Class I Restricted Subsidiary’s business, to make capital improvements to such assets (including leased assets), or to otherwise make Capital Expenditures useful in its or a Class I Restricted Subsidiary’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event, provided that, such date shall be extended, (x) if the Borrower or any of its Class I Restricted Subsidiaries shall have entered into a definitive agreement to acquire or fund the construction of assets useful in the Borrower’s or a Class I Restricted Subsidiary’s business, or to make capital improvements to such assets (including leased assets) prior to, or within six months after, such Reinvestment Event, to the date which is 15 months after such Reinvestment Event or (y) in the case of a Recovery Event, the Property which was the subject of the Recovery Event was leased by the Borrower or any of its Class I Restricted Subsidiaries pursuant to a lease which requires the Borrower or such Class I Restricted Subsidiary, as the case may be, to rebuild such Property after completion of any construction necessary by the landlord, to the date which is nine months after the date the landlord has completed such necessary construction, and, so long as the Administrative Agent is reasonably satisfied that the Borrower is diligently pursuing such rebuilding, such date shall be further extended by the number of days during which the Borrower is reasonably delayed in completing such rebuilding as a result of events of force majeure, and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or fund the construction of assets useful in the Borrower’s or a Class I Restricted Subsidiary’s business, to make capital improvements to such assets (including leased assets), or to otherwise make Capital Expenditures useful in its or a Class I Restricted Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender or an Affiliate of such investment advisor, by such Lender or an Affiliate of such Lender.

“Related Party”: (a) with respect to the Mitchell Family, any group which includes any member or members of the Mitchell Family if a majority of the Capital Stock of the Parent held by such group is beneficially owned (including the power to vote such Capital Stock of the Parent) by (x) such member or members or (y) one or more affiliates at least 80% of the equity of which are owned by one or more of such member or members, and (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Permitted Investors.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Term Loans”: as defined in the penultimate paragraph of Section 10.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Restatement Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Required Prepayment Lenders”: the Majority Facility Lenders in respect of each Facility.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restatement Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date is December 18, 2012.

“Restatement Date Applicable Amount”: $1,351,211,000.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.1C, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments on the Restatement Closing Date is $100,000,000.

“Revolving Credit Commitment Period”: the period from and including the Restatement Closing Date to the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments are terminated in accordance with the terms of this Agreement.

“Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”: as defined in Section 2.4.

“Revolving Credit Note”: as defined in Section 2.6(e).

“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the amount of the Total Revolving Extensions of Credit then outstanding). Notwithstanding the foregoing, in the case of Section 2.24 when a Defaulting Lender shall exist, Revolving Credit Percentages shall be determined without regard to any Defaulting Lender’s Revolving Credit Commitment.

“Revolving Credit Termination Date”: with respect to (a) Revolving Credit Commitments that have not been extended pursuant to Section 2.27, November 28, 2024 and (b) with respect to Extended Revolving Credit Commitments, the final termination date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Credit Lender or Revolving Credit Lenders.

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding.

“S&P”: Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction”: any sale and leaseback transaction conducted by the Borrower or any Class I Restricted Subsidiary, but excluding transactions of the type described in ASC 840-40-55.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Second Amendment Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person majority owned by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Amendment”: the Second Amendment to this Agreement, dated as of the Second Amendment Effective Date, among the Parent, the Borrower, the Administrative Agent, and the Lenders party thereto.

“Second Amendment Effective Date”: May 8, 2015.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Reaffirmation Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Note Indenture”: the collective reference to the 4.875% Senior Note Indenture, the 5.125% Senior Note Indenture and any other indenture governing the terms of any senior indebtedness permitted under this Agreement.

“Seventh Amendment Effective Date”: March 29, 2018.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Sixth Amendment Effective Date”: November 28, 2017.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Prepayment”: as defined in Section 2.25(a).

“Special Prepayment Face Amount”: as defined in Section 2.25(a).

“Special Prepayment Funded Amount”: the aggregate amount of proceeds applied by the Borrower in connection with any Special Prepayment.

“Special Prepayment Notice”: as defined in Section 2.25(a).

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by (a) the Borrower or any of its Subsidiaries, and (b) any Person that, at the time such Cash Management Agreement is entered into, is a Qualified Counterparty.

“Specified Change of Control”: a “Change of Control”, or like event, as defined in any outstanding Senior Note Indenture.

“Specified Hedge Agreement”: any Hedge Agreement entered into by (a) the Borrower or any of its Class I Restricted Subsidiaries and (b) any Person that, at the time such Hedge Agreement is entered into, is a Qualified Counterparty.

“Specified Reorganization”: any transaction or series of transactions pursuant to which one or more intermediate holding companies between the Parent and the Borrower (each, an “Intermediate Holdco”) is established.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Class I Restricted Subsidiary that is a Wholly Owned Subsidiary as of the Restatement Closing Date and each other Subsidiary that becomes a party to the Guarantee and Collateral Agreement on or after the Restatement Closing Date, in each case, unless and until released in accordance with the terms of this Agreement.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Syndication Agent”: as defined in the preamble hereto.

“Term Loan”: as defined in Section 2.1.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1.1C, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate principal amount of the New Term Loan Commitments (as such term is defined in the Seventh Amendment hereto dated as of March 29, 2018) on the Seventh Amendment Effective Date is $659,517,006.94.

“Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Term Loan Lender”: collectively, each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loan Maturity Date”: with respect to (a) Term Loans that have not been extended pursuant to Section 2.27, the date which is the seventh anniversary of the Seventh Amendment Effective Date and (b) with respect to Extended Term Loans, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Term Loan Lender or Term Loan Lenders.

“Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Restatement Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term Note”: as defined in Section 2.6(e).

“Third Amendment Effective Date”: June 13, 2016.

“Third-Party Peso Loans”: as defined in Section 7.2(n).

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Transactions”: as defined in the recitals hereto.

“Transferee”: as defined in Section 10.14.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unrestricted Subsidiary”: a collective reference to:

(a) any Subsidiary of the Borrower that does not directly, indirectly, or beneficially own or hold any Capital Stock of, or own or hold any Lien on any Property of, the Parent, any Intermediate Holdco, the Borrower or any of its Class I Restricted Subsidiaries and that, at the time of determination, shall be an Unrestricted Subsidiary as designated by the board of directors of the Borrower and upon written notice to the Administrative Agent or as listed as such on Schedule 4.15(a); provided, that (i) such Subsidiary at the time of such designation (A) has no Indebtedness other than Indebtedness permitted pursuant to Section 7.2(i), (j), (k), (l), (o), (p) and (q); (B) is not a party to any agreement, contract, arrangement or understanding with the Parent, any Intermediate Holdco, the Borrower or any of its Class I Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent, such Intermediate Holdco, the Borrower or such Class I Restricted Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (C) is a Person as to which none of the Parent, any Intermediate Holdco, the Borrower or any of its Class I Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified level of operating results; and (D) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent, any Intermediate Holdco, the Borrower or any of its Class I Restricted Subsidiaries; and (ii) in the case of the designation of a Class I Restricted Subsidiary, the Applicable Amount immediately prior to such designation is at least equal to the fair market value (as of the time of such designation and determined in accordance with the definition of “Applicable Amount”) of the Class I Restricted Subsidiary to be so designated; and

(b) any Subsidiary of an Unrestricted Subsidiary;

provided that, any Unrestricted Subsidiary may be designated as a Restricted Subsidiary pursuant to Section 6.11.

“Wholly Owned Subsidiary”: as to any Person, (a) any other Person all of the Capital Stock of which with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) (other than directors’ qualifying shares required by law and shares required by applicable law to be held by a Person other than the Borrower or its Subsidiaries) is owned by such Person directly and/or through other Wholly Owned Subsidiaries and (b) any Subsidiary of which the Parent owns, directly and indirectly, less than all of the Capital Stock having such voting power, but the Parent and its Affiliates otherwise have the power, without the consent of any other stockholder or other equity holder, to cause such Subsidiary to become a Subsidiary Guarantor.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25

(previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of the financial ratio set forth in Section 7.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(g) For avoidance of doubt, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(h) Any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan Commitments. Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to (i) make term loans (each, a “Term Loan”) to the Borrower on the Restatement Closing Date and/or (ii) convert their Existing Term Loans into Term Loans by indicating such conversion on a cashless roll letter agreement to be delivered to the Administrative Agent on or prior to the Restatement Closing Date. For each Term Loan Lender, the sum of clause (i) and (ii) of this Section 2.1 shall be equal to the amount of the Term Loan Commitment of such Lender. All such conversions shall be deemed to be a part of borrowing of Term Loans on the Restatement Closing Date for all purposes hereunder. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.11.

2.2 Procedure for Term Loan Borrowing . The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, at least one Business Day prior to the anticipated Restatement Closing Date) requesting that the Term Loan Lenders make the Term Loans to be made on the Restatement Closing Date. The Term Loans made on the Restatement Closing Date may be Base Rate Loans or Eurodollar Loans. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Restatement Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall promptly make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3 Repayment of Term Loans . The Term Loan of each Term Loan Lender shall mature in consecutive quarterly installments, commencing on March 31, 2018, each of which shall be in an amount equal to such Lender’s Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate Term Loans made on the Seventh Amendment Effective Date:

Installment	Principal Amount
March 31, 2018	0.25%
June 30, 2018	0.25%
September 30, 2018	0.25%
December 31, 2018	0.25%
March 31, 2019	0.25%
June 30, 2019	0.25%
September 30, 2019	0.25%
December 31, 2019	0.25%
March 31, 2020	0.25%
June 30, 2020	0.25%
September 30, 2020	0.25%
December 31, 2020	0.25%
March 31, 2021	0.25%
June 30, 2021	0.25%
September 30, 2021	0.25%
December 31, 2021	0.25%

Installment	Principal Amount
March 31, 2022	0.25%
June 30, 2022	0.25%
September 30, 2022	0.25%
December 31, 2022	0.25%
March 31, 2023	0.25%
June 30,	0.25%
2023 September 30,	0.25%
2023	0.25%
December 31, 2023	0.25%
March 31, 2024	0.25%
June 30, 2024	0.25%
September 30, 2024	0.25%
December 31, 2024
Term Loan Maturity Date	Aggregate unpaid principal amount of the Term Loans

2.4 Revolving Credit Commitments. (a) (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.11, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). Any Revolving Credit Loans made on the Restatement Closing Date shall initially be Base Rate Loans. Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $200,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be promptly made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which (x) principal payments are required by Section 2.8 or 2.10 or (y) the Loans become due and payable pursuant to Section 8.1) and (ii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which (x) principal payments are required by Section 2.10 or (y) the Loans become due and payable pursuant to Section 8.1) which shall be applied pursuant to Section 2.16. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1 or G-2, respectively (a “Term Note” or “Revolving Credit Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Restatement Closing Date or the making of the Loans on the Restatement Closing Date.

2.7 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee (a “Commitment Fee”) for the period from and including the Restatement Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on March 31, 2013.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

2.8 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments provided, further, that such notice may state that it is conditioned upon the effectiveness of other credit facilities or other transactions, which such notice may be revoked by the Borrower (by notice to the Administrative Agent no later than 10:00 A.M., New York City time, on the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

2.9 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (other than pursuant to Section 2.19), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans)

accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $200,000 in excess thereof. Notwithstanding anything to the contrary in this Section 2.9, any optional prepayment of the Term Loans made prior to the six month anniversary of the Seventh Amendment Effective Date with the proceeds of a substantially concurrent issuance or incurrence of new term loans that (a) are incurred for the primary purpose of refinancing the Term Loans and decreasing the Applicable Margin with respect thereto and (b) otherwise have terms and conditions (and are in an aggregate principal amount) substantially the same as those of the Term Loans, shall be subject to a prepayment premium of 1.00% of the aggregate amount of such prepayment. Such prepayment premium shall be allocated ratably among the Term Loan Lenders in accordance with such Lenders’ percentage of the aggregate amount of Term Loans prepaid. Amounts to be applied as optional prepayments pursuant to this Section shall be applied, first, to the prepayment of the Term Loans and second, to the prepayment of the Revolving Credit Loans and as specified in Section 2.16. If some but not all of the Term Loans are Extended Term Loans, the Borrower may specify that such optional prepayment shall be applied to the Term Loans based on their respective Term Loan Maturity Dates, in which event the Borrower shall specify the order in which such optional prepayment shall be applied between or among the various Term Loan Maturity Dates, and such prepayment shall be allocated among all Term Loans that have the same Term Loan Maturity Date pro rata based on the principal amount of such Term Loans.

(b) The Borrower may prepay Term Loans as specified in Section 2.25. Any prepayment pursuant to Section 2.25 is not subject to Section 2.9(a).

2.10 Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Parent, the Borrower or any of its Class I Restricted Subsidiaries shall incur any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 2.10(c). The provisions of this Section do not constitute a consent to the incurrence of any Indebtedness by the Parent, the Borrower or any of its Subsidiaries not permitted by Section 7.2.

(b) Unless the Required Prepayment Lenders shall otherwise agree, if the Borrower or any of its Class I Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof not later than 45 days after the end of the fiscal quarter during which the Borrower or any of its Class I Restricted Subsidiaries received such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds (excluding any amounts subject to any such Reinvestment Notice), as set forth in Section 2.10(c); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.10(c). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

(c) Amounts to be applied as prepayments pursuant to this Section shall be applied, first, to the prepayment of the Term Loans and second, to the prepayment of the Revolving Credit Loans and as specified in Section 2.16. Any such mandatory prepayment of the Revolving Credit Loans pursuant to this Section 2.10 shall not result in a mandatory reduction of the Revolving Credit Commitments. Amounts prepaid in respect of Term Loans pursuant to this Section 2.10 may not be reborrowed.

2.11 Conversion and Continuation Options. (a) Subject to Section 2.19, the Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.12 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than 20 Eurodollar Tranches shall be outstanding at any one time.

2.13 Interest Rates and Payment Dates. (b) (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.14 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.15 Inability to Determine Interest Rate.

(a) If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans denominated in Dollars under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.15(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.15(a)(i) have not arisen but the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.16 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.

(b) Except as otherwise provided in Section 2.9(a) or Section 2.25, (i) each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be allocated among the Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Lenders, and (ii) the amount of each principal prepayment of the Term Loans shall be applied first, to the four immediately succeeding installments of such Term Loans and, second, to the remaining installments of such Term Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.

(d) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(h) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(f), 2.16(g), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.17 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.18 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy, liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) The Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. In addition, the Borrower shall not be required to compensate a Lender pursuant to this Section for Eurocurrency Reserve Requirements to the extent such compensation would duplicate compensation included in the Eurodollar Rate pursuant to the definition thereof.

2.18 Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and taxes imposed under FATCA. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.18(a).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The Loan Parties shall indemnify any Credit Party for any Non-Excluded Taxes or Other Taxes imposed directly on the Credit Party. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) (i) Each Lender (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax.

(ii) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN-E, Form W-8ECI, or Form W-8IMY, together with all applicable underlying Internal Revenue Service forms (in the case of a Non-U.S. Lender that is treated as a partnership for U.S. federal income tax purposes), or any subsequent versions thereof or successors thereto, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit H-1, H-2, H-3 or H-4, as applicable, and a Form W-8BEN-E, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code)

and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) For purposes of determining withholding taxes imposed under FATCA, from and after the Second Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) each Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

2.19 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment (or conversion from Eurodollar Loans) after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.19.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17, 2.18 or 2.20 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.17, 2.18 or 2.20.

2.22 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.17 or 2.18 or gives a notice of illegality pursuant to Section 2.20, (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders (with the percentage in such definition being deemed to be more than 50% for this purpose) has been obtained), with a replacement lender; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.17 or 2.18 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.20, (iv) the replacement lender shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.19 (as though Section 2.19 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement lender, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and, with respect to the replacement of a Revolving Credit Lender, each Issuing Lender (such consent not to be unreasonably withheld), (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (ix) such replacement Lender shall consent to the proposed amendment, supplement, modification, consent or waiver and (x) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.23 Addition of Peso Subfacility. The Borrower has advised the Lenders that, after the Restatement Closing Date, the Borrower and certain of the Revolving Credit Lenders or their Affiliates (in their sole discretion) or other lenders selected by the Borrower and reasonably acceptable to the Administrative Agent (the “Peso Subfacility Lenders”) may wish to establish a subfacility (the “Peso Subfacility”) whereby up to $25,000,000 of the Revolving Credit Commitments would be made available by Peso Subfacility Lenders for revolving credit loans denominated and funded in Pesos (“Peso Subfacility Loans”). Accordingly, at any time during the Revolving Credit Commitment Period, the Borrower, the Peso Subfacility Lenders and the Administrative Agent and, in the circumstances contemplated by paragraph (h) below only, all Revolving Credit Lenders (in each case, without the consent of any other party hereto) may enter into amendments (or amendments and restatements), in form and substance reasonably satisfactory to the Administrative Agent, to this Agreement and the other relevant Loan Documents (the “Peso Subfacility Amendments”) providing for the following:

(a) The Peso Subfacility Amendments shall provide that each Peso Subfacility Lender shall make available to the Borrower (or to a Subsidiary of the Borrower organized under the laws of Mexico and designated by the Borrower) (any such Mexican Subsidiary or, as the case may be, the Borrower, as the borrower under the Peso Subfacility, the “Peso Subfacility Borrower”), a commitment (for each Peso Subfacility Lender, the “Peso Subfacility Commitment” of such Peso Subfacility Lender) to make Peso Subfacility Loans during the period specified in the Peso Subfacility Amendments (which period shall in any event end not later than the Revolving Credit Termination Date) (the “Peso Subfacility Commitment Period”) in an aggregate principal amount for all Peso Subfacility Lenders not exceeding the equivalent in Pesos of $25,000,000. The Peso Subfacility Amendments shall provide that all Peso Subfacility Loans will be payable no later than the last day of the Peso Subfacility Commitment Period. The Peso Subfacility Amendments shall provide for such interest rate basis or bases, applicable margins, and fees and other pricing terms applicable to the Peso Subfacility and the Peso Subfacility Loans as shall be agreed upon by the parties thereto.

(b) The Peso Subfacility Amendments shall provide that the aggregate amount available under the Revolving Credit Commitments and the Peso Subfacility, plus the amount of any Third-Party Peso Loans, shall not exceed the Total Revolving Credit Commitments.

(c) In the event that the Peso Subfacility Amendments provide that a Subsidiary of the Borrower shall be the Peso Subfacility Borrower, the Peso Subfacility Amendments may provide that the obligations of the Peso Subfacility Borrower in respect of the Peso Subfacility Loans will be guaranteed by the Borrower and the Guarantors pursuant to the Guarantee and Collateral Agreement and such guarantees will be secured, equally and ratably with all other Obligations, pursuant to all Security Documents, as applicable.

(d) Subject to satisfaction of the conditions set forth in paragraph (h) below, the Peso Subfacility Amendments may provide that, in connection with the Peso Subfacility, the Revolving Credit Lenders will purchase, ratably in accordance with the Revolving Credit Commitments and Peso Subfacility Commitments, participating interests in any such Peso Subfacility Loan, pursuant to participation provisions substantially equivalent to those set forth in Section 3 in respect of participating interests in Letters of Credit, mutatis mutandis.

(e) The Peso Subfacility Amendments may provide for the conversion to Dollars of any amounts owing under the Peso Subfacility under such conditions and pursuant to such conversion mechanisms as shall be set forth in the Peso Subfacility Amendments.

(f) The Peso Subfacility Amendments may provide for amendments of such other provisions of the Loan Documents (including, without limitation, amendments providing for indemnities, exchange rate fluctuation protection, tax gross-up provisions and other provisions in respect of the Peso Subfacility) as the parties thereto shall reasonably determine to be necessary or advisable to accomplish the purpose of establishing the Peso Subfacility and causing the Peso Subfacility to be treated, to the extent practicable and applicable, as a subfacility of the Revolving Credit Facility, benefiting from the protections of the Loan Documents equally and ratably with, and in a manner otherwise equivalent to, the Revolving Credit Facility.

(g) The Peso Subfacility Amendments shall set forth, as conditions precedent to the availability of credit under the Peso Subfacility, the delivery of such corporate records, documents, evidence of corporate approvals, evidence of necessary consents and approvals of Governmental Authorities and legal opinions as the parties thereto shall reasonably determine to be necessary or advisable.

(h) In the event that the Peso Subfacility Amendments provide for Revolving Credit Lenders (other than the Peso Subfacility Lenders) to purchase participating interests in amounts outstanding under the Peso Subfacility, each of the Revolving Credit Lenders shall be a party to, or give its written consent to, the Peso Subfacility Amendments (it being understood that each Revolving Credit Lender, in its sole discretion, may determine to consent or withhold consent to becoming obligated to purchase participating interests in amounts outstanding under the Peso Subfacility).

2.24 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.7(a);

(b) the Revolving Credit Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, upon request from any affected Issuing Lender within one Business Day following notice by the Administrative Agent of such request, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.7(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.24(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).

(e) If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

(f) In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Percentage.

2.25 Prepayments Below Par.

(a) The Borrower may from time to time notify the Administrative Agent that it desires to make voluntary prepayments of the Term Loans (each, a “Special Prepayment”) pursuant to the procedures described in this Section 2.25. In connection with any Special Prepayment, the Borrower will notify the Term Loan Lenders through the Administrative Agent (the “Special Prepayment Notice”) that the Borrower desires to prepay Term Loans in an aggregate face amount specified by the Borrower (each, a “Special Prepayment Face Amount”) at a discount which is either (x) a fixed discount specified by the Borrower (a “Fixed Discount”) or (y) a discount expected to be within a range to be specified by the Borrower with respect to such Special Prepayment (any such range, a “Discount Range”), in either case equal to a percentage of par of the principal amount of the Term Loans to be prepaid; provided that (A) if any Revolving Credit Loans are then outstanding, each Special Prepayment shall be funded with the proceeds of an issuance of Capital Stock of, or capital contribution to, the Borrower or proceeds from Indebtedness permitted to be issued under Section 7.2(s), and (B) the Special Prepayment Face Amount of all Term Loans prepaid pursuant to this Section 2.25 shall not exceed $200,000,000 in the aggregate during the term of this Agreement (the “Aggregate Special Prepayment Face Amount Limit”). The Special Prepayment Face Amount for each Special Prepayment shall not be less than $30,000,000 or, if less, an amount equal to the Aggregate Special Prepayment Face Amount Limit remaining at such time.

(b) In connection with a Special Prepayment to be at a Fixed Discount, the Borrower will allow each Term Loan Lender to specify the maximum face amount of its Term Loans as to which it is willing to accept such Special Prepayment (subject to customary and reasonable rounding requirements specified by the Administrative Agent and agreed to by the Borrower). The Borrower shall prepay Term Loans (or the respective portions thereof) offered by Lenders that accept such Special Prepayment (“Qualifying Fixed Discount Term Loans”); provided that if the aggregate face amount of such offered Qualifying Fixed Discount Term Loans would exceed the Special Prepayment Face Amount for such Special Prepayment, the Borrower shall prepay such offered Qualifying Fixed Discount Term Loans at the applicable Fixed Discount ratably based on the respective principal amounts of such offered Qualifying Fixed Discount Term Loans (subject to customary and reasonable rounding requirements specified by the Administrative Agent and agreed to by the Borrower).

(c) In connection with a Special Prepayment to be made within a Discount Range, the Borrower will allow each Term Loan Lender to specify a discount to par within such Discount Range at which such Term Loan Lender is willing to accept such Special Prepayment (the “Acceptable Discount” for such Term Loan Lender) for up to a maximum specified face amount of its Term Loans (subject to customary and reasonable rounding requirements specified by the Administrative Agent and agreed to by the Borrower). Based on the Acceptable Discounts and face amounts of Term Loans specified by the applicable Term Loan Lenders, the Borrower will (A) complete the Special Prepayment at the lowest Acceptable Discount for a face amount of Term Loans equal to the lesser of (1) the Special Prepayment Face Amount and (2) the aggregate specified face amount of Term Loans specified by Term Loan Lenders with such lowest Acceptable Discount, (B) in the case of clause (A)(2) above, further complete the Special Prepayment at the lowest unfulfilled (i.e., the next higher) Acceptable Discount for a face amount of Term Loans equal to the lesser of (1) the unfulfilled Special Prepayment Face Amount and (2) the aggregate specified face amount of Term Loans specified by Term Loan Lenders with such next higher Acceptable Discount, and (C) repeat the process in clause (B) above until the Borrower has prepaid the lesser of (1) the entire Special Prepayment Face Amount and (2) the aggregate specified face amount of all Term Loans specified by Term Loan Lenders. In the case of clause (A)(1) or (B)(1) above, if two or more Term Loan Lenders have specified the same Acceptable Discount, the Borrower shall prepay the specified Term Loans at such specified Acceptable Discount ratably between or among such Term Loan Lenders based on the respective face amounts of Term Loans specified by such Term Loan Lenders (subject to customary and reasonable rounding requirements specified by the Administrative Agent and agreed to by the Borrower). It is understood and agreed that the application of such Special Prepayment Funded Amount to such specified Term Loans shall constitute the payment in full of the face amount of such Term Loans.

(d) All Term Loans prepaid by the Borrower pursuant to this Section 2.25 shall be accompanied by payment of accrued and unpaid interest on the par principal amount so prepaid to, but not including, the date of prepayment.

(e) Each Special Prepayment shall be consummated pursuant to procedures (including as to timing of any issuance of a Special Prepayment Notice, response deadlines, rounding and minimum amounts, Type and Interest Periods of accepted Loans and other notices by the Borrower and Lenders and calculation of Special Prepayments and Acceptable Discounts in accordance with Section 2.25(c) above) established by the Borrower in consultation with the Administrative Agent; provided that such procedures shall include (i) a notice period to Term Lenders of at least five Business Days prior to the making of any Special Prepayment and (ii) a period of at least three Business Days for each Term Lender to respond to any requested Special Prepayment.

(f) Each Special Prepayment shall constitute an optional prepayment of Term Loans for all purposes under this Agreement, other than Section 2.9(a). The Borrower hereby specifies that any Special Prepayment Face Amount shall be applied to the installments of the Term Loans of each Lender participating in such Special Prepayment on a ratable basis.

(g) Failure by the Borrower to make any payment to a Lender required by an agreement permitted by this Section 2.25(b) shall not constitute an Event of Default under Section 8.1(a), and the Borrower may revoke any Special Prepayment Notice, or elect not to consummate any Special Prepayment, at any time.

(h) No proceeds of any Revolving Credit Loans may be used to make a Special Prepayment.

2.26 Increase in Commitments.

(a) The Borrower shall have the right, at any time and from time to time, to obtain additional Term Loans either from one or more of the Term Loan Lenders or other Persons, (y) in an aggregate amount such that the Consolidated Net Senior Secured Leverage Ratio, determined on a pro forma basis as of the most recent fiscal quarter end for which financial statements have been delivered to the Agents pursuant to Section 6.1 as if such additional Term Loans had been outstanding on the last day of such fiscal quarter, shall not exceed 3.00 to 1.00, or (z) if such determination would result in a greater amount of additional Term Loans than the determination under the preceding clause (y), in an aggregate amount such that the aggregate amount of all outstanding Term Loans at any time shall not exceed $1,083,600,000; provided that (i) any such request for additional Term Loans shall be in a minimum amount of $30,000,000, (ii) the Borrower may make a maximum of three such requests, (iii) the Administrative Agent has approved each such new Term Loan Lender, such approval not to be unreasonably withheld or delayed and (iv) the procedures described in Section 2.26(c) have been satisfied.

(b) The Borrower shall have the right at any time and from time to time to increase the Revolving Credit Commitment by obtaining additional Revolving Credit Commitments, either from one or more of the Revolving Credit Lenders or other Persons, in an aggregate amount such that the aggregate amount of Revolving Credit Commitments in effect at any time shall not exceed $150,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $15,000,000, (ii) the Borrower may make a maximum of three such requests, (iii) the Administrative Agent has approved each such new Revolving Credit Lender, such approval not to be unreasonably withheld or delayed, and (iv) the procedures described in Section 2.26(c) have been satisfied.

(c) Any amendment hereto for an increase in Term Loan Commitments or Revolving Credit Commitments pursuant to Sections 2.26(a) and (b), respectively, shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and the Lender(s) being added or increasing their Term Loan Commitment and/or Revolving Credit Commitment. As a condition precedent to such an increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party signed by an authorized officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (ii) before and after giving effect to such increase, (x) the representations and warranties contained in Section 4 and the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and (y) no Default or Event of Default shall have occurred and be continuing, (iii) if the total yield (calculated for both the additional Term Loans and the existing Term Loans, including the upfront fees, any interest rate floors and any OID (as defined below but excluding any arrangement, underwriting or similar fee paid by the Borrower)) in respect of any additional Term Loans exceeds the total yield for the existing Term Loans by more than 0.50% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), the Applicable Margin for the existing Term Loans shall be increased so that the difference between the total yield in respect of such additional Term Loans and the corresponding total yield on the existing Term Loans is 0.50% and (iv) if requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent customary legal opinions, in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

2.27 Future Extensions.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or all Lenders holding Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans or Revolving Credit Commitments and otherwise modify the terms of such Term Loans or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing or decreasing the interest rate or fees payable in respect of such Term Loans or Revolving Credit Commitments (and related outstandings) or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to pricing (interest rate, fees, funding discounts and prepayment premiums) and maturity (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche on a better than pro rata basis as compared to any other tranche with a later maturity date than such tranche, (3) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (4) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than two different maturity dates, (iii) except as to pricing (interest rate, fees, funding discounts and prepayment premiums), amortization, maturity, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date of the Term Loans), (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date of the Term Loans, (v) the weighted average life to maturity of any Extended Term Loans shall be no less than 180 days longer than the remaining weighted average life to maturity of the tranche extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer (provided that if the applicable Extending Term Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable Extending Term Lenders shall be applied to the non-extended Term Loans of the tranche being extended) and may participate in voluntary prepayments as provided in Section 2.9(a), (vii) if the aggregate principal amount of

Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (viii) if the aggregate principal amount of Term Loans or Revolving Credit Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall be less than the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Borrower may require each Lender that does not accept such Extension Offer to assign pursuant to Section 10.6 its pro rata share of the outstanding Loans, Revolving Credit Commitments and/or participations in Letters of Credit (as applicable) offered to be extended pursuant to such Extension Offer to one or more assignees that have agreed to such assignment and to extend the applicable maturity date; provided that (1) each Lender that does not respond affirmatively within ten (10) Business Days after the date the offering document in respect of an Extension Offer is delivered to the Lenders shall be deemed to have not accepted such Extension Offer, (2) each assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (3) the processing and recordation fee specified in Section 10.6(e) shall be paid by the Borrower or such assignee and (4) the assigning Lender shall continue to be entitled to the rights under Section 10.5 for any period prior to the effectiveness of such assignment, (ix) all documentation in respect of such Extension shall be consistent with the foregoing and (x) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.9, Section 2.10, or Section 2.16 and (ii) each Extension Offer shall specify the minimum amount of Term Loans or Revolving Credit Commitments to be tendered, which shall be an integral multiple of $1,000,000 and an aggregate principal amount that is not less than $50,000,000 (or if less, the remaining outstanding principal amount thereof) (or such lesser minimum amount reasonably approved by the Administrative Agent) (a “Minimum Extension Condition”). The transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including, without limitation, Sections 2.8, 2.9, 2.10, 2.16, 10.1 and 10.7) or any other Loan Document that may otherwise, directly or indirectly, prevent or prohibit any such Extension or any other transaction contemplated by this Section shall not apply to any of the transactions effected pursuant to this Section 2.27.

(c) The consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent shall be required to effectuate any Extension. No consent of any Lender or any other Person shall be required to effectuate any Extension, other than (A) the consent of the Borrower and each Lender agreeing to such Extension with respect to one or more of its Term Loans or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the Issuing Lender, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of the Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Credit Termination Date in respect of the Revolving Credit Facility shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.27.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment . (c) (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Restatement Closing Date pursuant to this Section 3, together with all Existing Letters of Credit, the “Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and from and after the Restatement Closing Date shall be subject to and governed by the terms and conditions hereof and shall constitute “Letters of Credit” for all purposes of this Agreement.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit . The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, with a copy to the Administrative Agent, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof). Upon the written request of any Revolving Credit Lender, the Administrative Agent will, within three Business Days of such request, inform such Revolving Credit Lender of the aggregate drawable amount of all Letters of Credit outstanding on the date of such request.

3.3 Fees and Other Charges . (d) (a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letters of Credit. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it at a rate per annum to be agreed upon by such Issuing Lender and the Borrower, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations . (e) (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower . The Borrower agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment by the Borrower of the Payment Amount shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.13(b) and (ii) thereafter, Section 2.13(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8.1(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Revolving Credit Loans as Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to Section 2.5, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.6 Obligations Absolute . The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments . If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.8 Applications . To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or the Guarantee and Collateral Agreement, the provisions of this Agreement or the Guarantee and Collateral Agreement, as applicable, shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

4.1 Financial Condition . (a) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2011 and the related consolidated statement of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.

(b) The financial statements referred to in paragraph (a), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently to each consolidated group throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Parent, the Borrower and its Restricted Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required to be but are not reflected in the financial statements referred to in paragraph (a). During the period from December 31, 2011 to and including the date hereof, there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or Property.

4.2 No Change . Since December 31, 2011 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law . Each of the Parent, the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations . Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, to consummate the Transactions (to the extent applicable) and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person (each, a “Filing”) is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) Filings described in Schedule 4.4, which Filings have been obtained or made and are in full force and effect, (ii) the Filings referred to in Section 4.19 and any other Filing contemplated by this Agreement or any other Loan Document and (iii) any antitrust Filings required to be made to foreclose on the Collateral. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar . The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Parent, the Borrower or any of its Restricted Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation . Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent or the Borrower, threatened by or against the Parent, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default . Neither the Parent, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens . Each of the Parent, the Borrower and its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property . The Parent, the Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted in all material respects. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Parent or the Borrower know of any valid basis for any such claim, other than any such claim that could not reasonably be expected to have a Material Adverse Effect. Except as would not have a Material Adverse Effect, the use of Intellectual Property by the Parent, the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person.

4.10 Taxes . Each of the Parent, the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all Federal and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority, in each case prior to delinquency (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent, the Borrower or its Restricted Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Parent and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations . No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) or for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Parent, the Borrower and each of its Restricted Subsidiaries consists of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 Labor Matters . There are no strikes or other labor disputes against the Parent, the Borrower or any of its Domestic Subsidiaries pending or, to the knowledge of the Parent or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payments made to employees of the Parent, the Borrower and its Domestic Subsidiaries have not been in violation of the Fair Labor Standards Act (to the extent applicable) or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Parent, the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, if not paid, have been paid or accrued as a liability on the books of the Parent, the Borrower or the relevant Restricted Subsidiary.

4.13 ERISA . Except as set forth on Schedule 4.13, neither a material Reportable Event nor a failure by the Borrower or any Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Multiemployer Plan is, or is expected to be, in Reorganization, Insolvent, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) that has resulted or could reasonably be expected to result in a material liability to the Borrower or any Commonly Controlled Entity.

4.14 Investment Company Act; Other Regulations . No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law which limits its ability to incur Indebtedness.

4.15 Subsidiaries . (a) The Subsidiaries listed on Schedule 4.15(a) constitute all the Subsidiaries of the Borrower as of the Restatement Closing Date. Schedule 4.15(a) sets forth as of the Restatement Closing Date the name and jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party and whether such Subsidiary is a Class I Restricted Subsidiary, Class II Restricted Subsidiary or an Unrestricted Subsidiary and, in the case of each Class I Restricted Subsidiary, whether such Subsidiary is a Wholly Owned Subsidiary and a Subsidiary Guarantor.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent, the Borrower or any Subsidiary, except as disclosed on Schedule 4.15(b) or with respect to such Capital Stock owned by third parties.

4.16 Use of Proceeds . The proceeds of the Term Loans shall be used (i) to refinance certain existing indebtedness of the Borrower, (ii) for general corporate purposes and (iii) to pay fees and expenses related to any of the foregoing. The proceeds of the Revolving Credit Loans and the Letters of Credit shall be used for general corporate purposes.

4.17 Environmental Matters . Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations at any property owned, leased, or otherwise operated by any of them; and (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which the Borrower or any of its Subsidiaries has sent Materials of Environmental Concern for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has contractually, or by operation of law, assumed any liabilities of another Person under any Environmental Law or with respect to any Material of Environmental Concern.

4.18 Accuracy of Information, etc . No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents.

(a) The Guarantee and Collateral Agreement, together with the Reaffirmation Agreement, are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein. In the case of the Pledged Stock, stock certificates representing such Pledged Stock have been delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, financing statements in appropriate form have been filed in the offices specified on Schedule 4.19(a) as of the Restatement Closing Date and such other filings as are specified on Schedule 2 to the Guarantee and Collateral Agreement have been completed and the

Liens created under the Guarantee and Collateral Agreement and the Reaffirmation Agreement constitute fully perfected Liens in all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3(a), (m), (s) and (u) and, in the case of Collateral other than Pledged Stock, other Liens permitted by Section 7.3).

(b) Each of the Mortgages existing as of the date hereof, when amended by the mortgage amendment referred to in Section 6.13 (the “Mortgage Amendments”) will be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when (i) the Mortgage Amendments are filed in the offices specified on Schedule 4.19(b) (in the case of the Mortgages existing as of the Restatement Closing Date) and (ii) the Mortgages which are to be executed and delivered pursuant to Section 6.9(b) are filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).

4.20 Solvency. Each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith will be Solvent.

4.21 [Reserved]

4.22 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

4.23 Anti-Corruption Laws and Sanctions. The Parent and Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, the Borrower and its Subsidiaries and, to the knowledge of the Parent or the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, the Borrower or any Subsidiary, or (b) to the knowledge of the Parent or the Borrower, any director, officer or employee of the Parent, the Borrower or any Subsidiary, or any agent of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds of a Loan or Letter of Credit, or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.24 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Restatement Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Parent and the Borrower, (ii) a cashless roll letter agreement executed and delivered by each Lender designated by the Administrative Agent and accepted by the Borrower and (iii) a Reaffirmation Agreement, executed and delivered by a duly authorized officer of the Parent, the Borrower and each Subsidiary Guarantor.

(b) Existing Term Loans. All Existing Term Loans outstanding under the Existing Credit Agreement shall have been (i) repaid in full or (ii) converted into Term Loans hereunder (and in any event, all accrued interest thereon shall have been paid).

(c) Financial Statements. The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the 2011 Fiscal Year and (ii) unaudited interim consolidated financial statements of the Borrower and its consolidated Subsidiaries, in each case, to the extent available, for each quarterly period ended after the 2011 Fiscal Year. All such financial statements shall have been prepared in accordance with GAAP consistently applied to each consolidated group throughout the applicable period.

(d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented supported by customary documentation (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Restatement Closing Date. All such amounts will be paid with proceeds of Loans made on the Restatement Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Restatement Closing Date.

(e) Solvency Certificate. The Lenders shall have received a reasonably satisfactory solvency certificate of the chief financial officer of the Borrower which shall certify as to the solvency of the Borrower and its Subsidiaries considered as a whole after giving effect to the Transactions and the financing contemplated hereby.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3.

(g) Closing Certificate; Certified Certificate of Incorporation; Good Standing. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Restatement Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate and bringdown good standings for each Loan Party from its jurisdiction of organization.

(h) Legal Opinions. The Administrative Agent shall have received the legal opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Loan Parties, substantially in the form of Exhibit F-1. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(i) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) to the extent not previously delivered, the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) to the extent not previously delivered, each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent and be in proper form for filing, registration or recordation.

(k) Flood Hazard Determinations. The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property existing on the date hereof (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and if any such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance in form and amount reasonably satisfactory to the Administrative Agent.

(l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(m) PATRIOT Act. The Lenders shall have received, sufficiently in advance of closing, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.

(n) Material Adverse Effect. Since December 31, 2011, there shall not have occurred or become known to the Lenders any Material Adverse Effect.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than, in the case of any extension of credit made on the Restatement Closing Date, Section 4.2) shall be true and correct in all material respects on and as of such date as if made on and as of such date (except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct in all material respects as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the Parent and the Borrower shall and shall cause each of its Class I Restricted Subsidiaries (and, with respect to Section 6.12, Class II Restricted Subsidiaries and Unrestricted Subsidiaries) to:

6.1 Financial Statements. Furnish to each Agent (to promptly be made available to each Lender):

(a)(i) as soon as available, but in any event within 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(ii) as soon as available, but in any event within 90 days after the end of each Fiscal Year, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such year and the related unaudited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each Fiscal Year, (i) unaudited consolidated balance sheets of the Parent and its consolidated Subsidiaries and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

all such financial statements to present fairly in all material respects the financial position of the Borrower and its consolidated Restricted Subsidiaries or the Parent and its consolidated Subsidiaries, as the case may be, and, in each case, to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to each Agent, or, in the case of clause (h), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a)(i), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer (A) stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (B) certifying as to any change in designation of any Unrestricted Subsidiaries and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Parent, the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or Fiscal Year, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Restatement Closing Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(c) as soon as available, and in any event no later than 90 days after the end of each Fiscal Year, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days after the end of each of the first three fiscal quarters, and within 90 days after the end of each Fiscal Year, of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Parent and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Senior Note Indenture ;

(f) within five days after the same are sent, copies of all financial statements and reports that the Parent or the Borrower sends to the holders of any class of its debt securities or public equity securities generally and, within five days after the same are filed, copies of all financial statements and reports that the Parent or the Borrower may make to, or file with, the SEC;

(g) as soon as possible and in any event within 20 days of obtaining knowledge thereof: (i) written notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Borrower and its Class I Restricted Subsidiaries, in the aggregate, of a Material Environmental Amount; and (ii) any written notice that any Governmental Authority may deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by, the Borrower; and

(h) promptly, such additional financial and other information as any Lender (requesting through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1 or 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (B) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (1) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (2) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and, in any event, shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent, the Borrower or its Class I Restricted Subsidiaries, as the case may be.

6.4 Conduct of Business and Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower will maintain in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as the Borrower deems adequate for its business. Additional covenants regarding insurance coverage are set forth in the Mortgages and in Section 5.3 of the Guarantee and Collateral Agreement.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon prior notice, permit representatives of the Administrative Agent (and after the occurrence and during the continuance of an Event of Default, representatives of any Lender (in coordination with the Administrative Agent)) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Parent, the Borrower and its Class I Restricted Subsidiaries with officers of the Parent, the Borrower and its Class I Restricted Subsidiaries and with its independent certified public accountants.

6.7 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Parent, the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Parent, the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Parent, the Borrower or any of its Restricted Subsidiaries in which the amount involved is reasonably anticipated to be $25,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply with, and use commercially reasonable efforts to cause compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to cause all tenants and subtenants to obtain and comply with and maintain, any and all required Environmental Permits. Any noncompliance with this Section 6.8(a) shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected noncompliance, the Borrower shall promptly undertake all reasonable efforts to achieve compliance, and provided further that, in any case, such non-compliance, and any other noncompliance with Environmental Laws, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws; provided, however, that the Loan Parties shall be deemed not to be in violation of this covenant if a Loan Party promptly challenges in good faith any such order or directive of any Governmental Authorities in a manner consistent with all applicable Environmental Laws and pursues such challenge or challenges diligently, and the pendency of such challenges, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.9 Additional Collateral, etc. (a) With respect to any Property acquired after the Restatement Closing Date by the Parent, the Borrower or any Subsidiary Guarantor (other than (u) personal property as to which the Administrative Agent, for the benefit of the Secured Parties, is not required to have a perfected security interest pursuant to the Guarantee and Collateral Agreement, (v) the Capital Stock of any Unrestricted Subsidiary organized under the laws of any jurisdiction outside the United States, (w) any Property described in paragraph (c) or (d) of this Section, (x) any interest in real property, (y) any foreign intellectual property and (z) any Property subject to a Lien permitted by Section 7.3(g), (k) or (m)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien to the extent required pursuant to the Guarantee and Collateral Agreement, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (subject to Liens permitted by the Guarantee and Collateral Agreement) security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to (i) any fee interest in any real property having a value (together with improvements thereof) of at least $4,000,000 (valued in accordance with Schedule 6.9(b)-1; such valuation to be reasonably satisfactory to the Administrative Agent) acquired after the Restatement Closing Date by the Parent, the Borrower or any Subsidiary Guarantor (which, for purposes of this paragraph, shall include any such property owned or leased by an entity at the time such entity becomes a Subsidiary Guarantor) or (ii) any leasehold interest in any real property contemplating an initial annual rent payment, including projected percentage rent during such initial year, after the expiration of any free rent or “rent abatement” period, of at least $550,000 acquired or leased after the Restatement Closing Date by the Parent, the Borrower or any Subsidiary Guarantor (in each case other than any such real property subject to a Lien expressly permitted by Section 7.3(g), (k) or (m)), if, at the time of such acquisition or lease commencement, the aggregate value of all leasehold and fee-owned real property of the Borrower and the Subsidiary Guarantors subject to a Mortgage (valued in accordance with Schedule 6.9(b)-1; such value to be demonstrated to the reasonable satisfaction of the Administrative Agent) is less than 125% of the Assumed Loan Amount (provided that, notwithstanding the foregoing requirement, the Parent, the Borrower and the Subsidiary Guarantors may elect to exclude leasehold interests in real property and fee-owned real property, to the extent that such leasehold interests and fee interests (i) have an aggregate value, measured at the time of any such election, not in excess of $150,000,000 (valued in accordance with Schedule 6.9(b)-1) or (ii) are listed on Schedule 6.9(b)-2), then no later than 90 days after the date of such acquisition or lease commencement: (A) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, subject to any Liens permitted by Section 7.3; (B) if requested by the Administrative Agent, provide the Lenders with (w) a title search showing no Liens other than Liens permitted under Section 7.3 and otherwise in form and substance reasonably acceptable to Administrative Agent, as well as an ALTA survey thereof, together with a surveyor’s certificate, (x) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (y) an appraisal of the value, or a valuation of, the applicable Mortgaged Property, which shall be reasonably satisfactory to the Administrative Agent, and (z) Phase I environmental reports (and where appropriate based upon such Phase I environmental reports and at the reasonable request of the Administrative Agent, Phase II environmental reports) with respect to such real property, all in form and substance reasonably satisfactory to the Administrative Agent; (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; (D) deliver to the Administrative Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and if any such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance in form and amount reasonably satisfactory to the Administrative Agent; and (E) (x) deliver to the Administrative Agent evidence that short form leases or lease memoranda shall have been duly recorded in the local real estate records, with respect to each Mortgaged Property constituting a leasehold interest and (y) with respect to those Mortgaged Properties consisting of leaseholds so designated by the Administrative Agent described in the preceding clause (x), use commercially reasonable efforts to deliver to the Administrative Agent copies of valid, binding and enforceable lease amendments or landlord agreements in form and content reasonably acceptable to the Administrative Agent, conferring on the Administrative Agent rights of default notice, cure opportunity and such other leasehold lender protections as the Administrative Agent may reasonably require. Notwithstanding the foregoing, the Administrative Agent may extend the date for, or waive, in whole or in part, the foregoing deliveries in its sole discretion.

(c) With respect to any new Subsidiary (other than (i) a Class II Restricted Subsidiary or (ii) an Unrestricted Subsidiary or (iii) a CFC Holdco) created or acquired after the Restatement Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that becomes a Class I Restricted Subsidiary because it ceases to be an Unrestricted Subsidiary), by the Parent, the Borrower or any Subsidiary Guarantor, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Parent, the Borrower or any Subsidiary Guarantor (other than any such Capital Stock subject to a Lien expressly permitted by Section 7.3(m)), subject to the Liens permitted by the Guarantee and Collateral Agreement, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent, the Borrower or such Subsidiary Guarantor, as the case may be, (iii) if such new Subsidiary is a Wholly Owned Subsidiary, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, subject to the Liens permitted by the Guarantee and Collateral Agreement, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Class II Restricted Subsidiary or CFC Class II Holdco created or acquired after the Restatement Closing Date by the Parent, the Borrower or any Subsidiary Guarantor (which, for purposes of this paragraph (d), shall include any Unrestricted Subsidiary that becomes a Class II Restricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (subject to the Liens permitted by the Guarantee and Collateral Agreement) security interest in the Capital Stock of such new Subsidiary that is owned by the Parent, the Borrower or any Subsidiary Guarantor (other than any such Capital Stock subject to a Lien expressly permitted by Section 7.3(m)) (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Class II Restricted Subsidiary or CFC Class II Holdco be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent, the Borrower or such Subsidiary Guarantor, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Notwithstanding anything else to the contrary contained in this Section or elsewhere in the Agreement, perfection of Collateral shall not be required where either the burden or costs of perfecting a security interest, lien or mortgage is reasonably determined by the Administrative Agent to be excessive in relation to the benefit afforded to the Lenders thereby.

6.10 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other Property or assets hereafter acquired by the Parent, the Borrower or any Subsidiary Guarantor which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.11 Designation of Restricted and Unrestricted Subsidiaries. (a) The board of directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that no Default or Event of Default shall have occurred and be continuing immediately prior to or after giving effect to such designation.

(b) The board of directors of the Borrower may designate any Class I or Class II Restricted Subsidiary to be an Unrestricted Subsidiary if such designation complies with paragraph (a) of the definition of the term “Unrestricted Subsidiary” in Section 1.1.

(c) If, at any time, any Unrestricted Subsidiary fails to comply with the definition of “Unrestricted Subsidiary” or is redesignated by the board of directors of the Borrower as a Restricted Subsidiary (i) it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and shall be a Restricted Subsidiary, (ii) any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and (iii) any Investments in such Subsidiary shall be deemed to be Investments in a Restricted Subsidiary of the Borrower as of such date.

6.12 Maintenance of Separate Existence. With respect to each Unrestricted Subsidiary and Class II Restricted Subsidiary, cause such Subsidiary to do all things necessary to continue to be readily distinguishable from the Parent, the Borrower and the Class I Restricted Subsidiaries and maintain its existence separate and apart from that of the Parent, the Borrower and the Class I Restricted Subsidiaries including, without limitation:

(a) practicing and adhering to organizational formalities, such as maintaining appropriate books and records;

(b) observing all organizational formalities in connection with all dealings between itself and the Parent, the Borrower and the Class I Restricted Subsidiaries;

(c) observing all procedures required by its organizational documents and the laws of the jurisdiction of its organization;

(d) acting solely in its name and through its duly authorized officers or agents in the conduct of its businesses;

(e) maintaining its deposit and other bank accounts and all of its assets separate from those of any other Person;

(f) maintaining its financial records separate and apart from those of any other Person;

(g) not suggesting in any way, within its financial statements, that its assets are available to pay the claims of creditors of the Parent, the Borrower or any Class I Restricted Subsidiary;

(h) ensuring that the responsible officers of the Unrestricted Subsidiary or Class II Restricted Subsidiary, as the case may be, duly authorized in accordance with its organizational documents, duly authorize all of its actions;

(i) ensuring the receipt of proper authorization, when necessary, in accordance with the terms of its organizational documents for its actions;

(j) not (A) having or incurring any Indebtedness to the Parent, the Borrower or any Class I Restricted Subsidiary (except for any such Indebtedness permitted by Section 7.2(k) or (l)); (B) guaranteeing or otherwise becoming liable for any obligations of the Parent, the Borrower (other than Peso Subfacility Loans and Third-Party Peso Loans, if any) or any Class I Restricted Subsidiary; (C) having obligations guaranteed by the Parent, the Borrower or any Class I Restricted Subsidiary except to the extent of any guarantee permitted by Section 7.8; (D) making any loans or advances to the Parent, the Borrower or any Subsidiary Guarantor except for any such Indebtedness that is (i) permitted by Section 7.2, (ii) unsecured, and (iii) subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent; (E) holding itself out as responsible for debts of the Parent, the Borrower or any Class I Restricted Subsidiary or for decisions or actions with respect to the affairs of the Parent, the Borrower or any Class I Restricted Subsidiary; (F) operating or purporting to operate as an integrated, single economic unit with respect to the Parent, the Borrower or any Class I Restricted Subsidiary; (G) seeking to obtain credit or incur any obligation to any third party based upon the assets of the Parent, the Borrower or any Class I Restricted Subsidiary (except to the extent of any guarantee permitted by Section 7.8); and (H) inducing any such third party to reasonably rely on the creditworthiness of the Parent, the Borrower or any Class I Restricted Subsidiary (except to the extent of any guarantee permitted by Section 7.8);

(k) causing the Unrestricted Subsidiaries and the Class II Restricted Subsidiaries to reimburse the Borrower and its other Subsidiaries for the respective shares (determined on a commercially reasonable basis) of the Unrestricted Subsidiaries and Class II Restricted Subsidiaries of the costs of all shared corporate operating services, leases and expenses, including, without limitation, those associated with the services of shared executive officers, employees, consultants and agents, shared computer and other office equipment and software and shared telephone numbers; and otherwise refraining from engaging in any transaction with any of the Parent, the Borrower or any Class I Restricted Subsidiary unless such transaction is consummated (x) on terms and conditions no less favorable to the Unrestricted Subsidiary or Class II Restricted Subsidiary, as the case may be, than transactions consummated on an arms-length basis with unaffiliated Persons and (y) only with the proper approval and authorization in accordance with such Unrestricted Subsidiary’s or Class II Restricted Subsidiary’s organizational documents, as applicable;

(l) refraining from filing or otherwise initiating or supporting the filing of a motion in any bankruptcy or other insolvency proceeding involving the Parent, the Borrower or any Class I Restricted Subsidiary to substantively consolidate the Parent, the Borrower or any Class I Restricted Subsidiary with such Unrestricted Subsidiary or Class II Restricted Subsidiary;

(m) remaining Solvent;

(n) conducting all of its business (whether written or oral) solely in its own name (other than using servicemarks, trademarks, slogans or similar Intellectual Property which are in common with those used by the Borrower and its Restricted Subsidiaries) so as not to mislead others as to the identity of each of the Unrestricted Subsidiary, Class II Restricted Subsidiary, the Parent, the Borrower and any Class I Restricted Subsidiary; and

(o) maintaining a record with respect to any material asset purchased from the Parent, the Borrower or any Class I Restricted Subsidiary, including bills of sale (or any similar instrument of assignment) and, if appropriate, filings under the Uniform Commercial Code.

6.13 Post-Restatement Closing Date Actions.

(a) Within 90 days after the Restatement Closing Date, execute and deliver to the Administrative Agent with respect to each Mortgaged Property listed on Schedule 1.1B, except as otherwise noted thereon (i) a Mortgage Amendment, together with (i) evidence that counterparts of said Mortgage Amendments have been delivered to the title insurance company insuring the Lien of such Mortgages, (ii) a datedown endorsement to the existing title policy insuring the Lien of each such Mortgage (or a reissued title insurance policy) (the “Mortgage Endorsements”), issued by Stewart Title Guaranty Company (or another title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”)), insuring the Lien of such Mortgage (as amended by the applicable Mortgage Amendment) as a valid Lien on the Mortgaged Property described therein, free of any Liens except those permitted under Section

7.3, (iii) the opinions, addressed to the Administrative Agent and the Lenders of (A) outside counsel or in-house counsel, as to the due authorization, execution and delivery of the Mortgage Amendments by the Borrower or any Loan Party, as applicable, and (B) local counsel in each jurisdiction where Mortgaged Property is located regarding the Mortgage Amendments, (iv) with respect to each Mortgaged Amendment, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the Title Company to issue the Mortgage Endorsements contemplated above and (v) evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all Mortgage Endorsement premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendments, fixture filings and issuance of the Mortgage Endorsements referred to above, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(b) Within 45 days after the Restatement Closing Date, deliver to the Administrative Agent the legal opinion of each local counsel listed on Schedule 6.13(b) and of such other special and local counsel as may be reasonably requested by the Administrative Agent, in each case substantially in the form of Exhibit F-2. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(c) Notwithstanding the foregoing, the Administrative Agent may, in its sole discretion, extend the date for the foregoing deliveries.

SECTION 7. NEGATIVE COVENANTS

The Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the Parent, any Intermediate Holdco and the Borrower shall not, and shall not permit any of its Class I Restricted Subsidiaries (and, (i) with respect to Sections 7.2, 7.3, 7.13(a), 7.14 and 7.16, Class II Restricted Subsidiaries and (ii) with respect to Section 7.2, Unrestricted Subsidiaries) to, directly or indirectly:

7.1 Consolidated Net Senior Secured Leverage Ratio. Unless the Majority Revolving Credit Facility Lenders shall otherwise consent in writing, at any time that any Revolving Credit Loans are outstanding, permit the Consolidated Net Senior Secured Leverage Ratio for any period of four consecutive fiscal quarters ending with any fiscal quarter to exceed 4.25 to 1.0.

7.2 Limitation on Indebtedness . Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document (including Replacement Term Loans);

(b) Indebtedness of the Borrower to any Intermediate Holdco, the Parent or any Subsidiary, and Indebtedness of any Guarantor to the Borrower or any other Guarantor;

(c) (i) Capital Lease Obligations of the Borrower and its Class I Restricted Subsidiaries; (ii) obligations under any leases of the Borrower and any of its Restricted Subsidiaries in existence on the Restatement Closing Date and characterized on the Restatement Closing Date as operating leases that are recharacterized as Capital Lease Obligations after the Restatement Closing Date; (iii) obligations under any ASC 840-40-55 Capital Leases; (iv) obligations under any Digital Cinema Equipment Lease with DCIP; and (v) obligations secured by Liens permitted by Section 7.3(g);

(d) Indebtedness of the Borrower and the Class I Restricted Subsidiaries outstanding on the Restatement Closing Date or arising under agreements entered into prior to the Restatement Closing Date and in each case listed on Schedule 7.2(d) (other than the 5.125% Senior Notes and Capital Lease Obligations) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof (other than any increase not exceeding the amount of all accrued and unpaid interest on the Indebtedness being refinanced, and any fees, premium, if any, and financing costs relating to such refinancing) or any shortening of the maturity of any principal amount thereof);

(e) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

(f) [Reserved];

(g) unsecured Indebtedness of the Parent and any Intermediate Holdco so long as (X) immediately prior to and after giving effect to the incurrence of such Indebtedness, the Parent and the Borrower are in compliance with Section 7.1, (Y) the maturity of any principal amount thereof shall not be earlier than the date which is 90 days after Latest Maturity Date and (Z) none of the Borrower or any of its Restricted Subsidiaries has any Guarantee Obligation with respect to such Indebtedness;

(h) (i) (A) Non-Recourse Debt of the Borrower or any Class I Restricted Subsidiary secured by fee-owned real property of the Borrower or such Class I Restricted Subsidiary that does not constitute Mortgaged Property and (B) upon transfer of any fee-owned property of the type described in the foregoing clause (A) to an Unrestricted Subsidiary, Non-Recourse Debt of such Unrestricted Subsidiary secured by such property and (ii) Indebtedness in respect of Sale and Leaseback Transactions permitted by Section 7.5; provided that the principal amount of such Non-Recourse Debt pursuant to clause (i)(A) of this paragraph shall not exceed an amount equal to $125,000,000 at any time outstanding;

(i) Indebtedness of any Unrestricted Subsidiary or Class II Restricted Subsidiary consisting entirely of Non-Recourse Debt; provided that, if any such Indebtedness ceases to be Non-Recourse Debt of such Unrestricted Subsidiary or Class II Restricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Class I Restricted Subsidiary of the Borrower that was not permitted by this Section 7.2(i);

(j) Guarantee Obligations of Unrestricted Subsidiaries in respect of the obligations of other Unrestricted Subsidiaries and Class II Restricted Subsidiaries not otherwise prohibited hereunder, and Guarantee Obligations of Class II Restricted Subsidiaries of obligations of other Class II Restricted Subsidiaries not otherwise prohibited hereunder;

(k) intercompany Indebtedness of any Class II Restricted Subsidiary or Unrestricted Subsidiary to the Borrower or any Class I Restricted Subsidiary outstanding on the date hereof and listed on Schedule 7.2(k) (including any accrued but unpaid interest thereon accruing subsequent to the Restatement Closing Date) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof other than the amount of any accrued interest) or shortening of the maturity of any principal amount thereof (which shall not prohibit any prepayments made with cash), which Indebtedness is evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent which has been delivered to the Administrative Agent;

(l) other Indebtedness of an Unrestricted Subsidiary or Class II Restricted Subsidiary to the Borrower or any Class I Restricted Subsidiary permitted by Section 7.8(h);

(m) Indebtedness of any Person that is acquired by the Borrower or any of its Restricted Subsidiaries and becomes a Restricted Subsidiary or is merged with or into the Borrower or any of its Restricted Subsidiaries after the Restatement Closing Date and Indebtedness secured by an asset acquired by the Borrower or any of its Restricted Subsidiaries after the Restatement Closing Date and, in each case, refinancings, renewals, extensions, refundings and replacements thereof (provided that any such refinancing, renewal, extension, refunding or replacement shall not (i) increase the principal amount of such Indebtedness other than by the amount of any undrawn commitment existing prior to such refinancing, renewal, extension, refunding or replacement and any accrued interest, (ii) shorten the maturity of any principal amount of such Indebtedness, (iii) change the obligor under such Indebtedness or (iv) expand the Property securing such Indebtedness); provided that (A) such original Indebtedness was in existence on the date such Person became a Restricted Subsidiary or merged with or into the Borrower or any of its Restricted Subsidiaries or on the date that such asset was acquired, as the case may be, (B) such original Indebtedness was not created in contemplation of such Person becoming a Restricted Subsidiary or merging with or into the Borrower or any of its Restricted Subsidiaries or such asset being acquired, as the case may be, (C) immediately after giving effect to the acquisition of such Person or asset by the Borrower or any of its Restricted Subsidiaries, as the case may be, no Default or Event of Default shall have occurred and be continuing and (D) after giving pro forma effect to such acquisition, the Consolidated Net Senior Secured Leverage Ratio shall not be greater than 3.0 to 1.0;

(n) Indebtedness of the Borrower or any Class II Restricted Subsidiary under the Peso Subfacility and/or under a loan facility denominated in Pesos providing for loans made under documentation other than the Loan Documents (“Third-Party Peso Loans”) in an aggregate maximum principal amount as of any Peso Borrowing Date and after giving effect to the borrowings and any repayments to be made on such date not to exceed the Peso equivalent (calculated as of the Peso Borrowing Calculation Date) of $25,000,000 and guarantees thereof by the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary; provided, that the aggregate amount available under the Peso Subfacility, Third-Party Peso Loans and the Revolving Credit Commitments shall not exceed the Total Revolving Credit Commitments;

(o) Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business or arising from the honoring of a check, draft or similar instrument presented by the Parent, any Intermediate Holdco, the Borrower or any of its Subsidiaries in the ordinary course of business against insufficient funds;

(p) Indebtedness of the Borrower or any Subsidiary in respect of (i) workers’ compensation claims and insurance obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums with the providers of such insurance or their Affiliates in the ordinary course of business, (iii) surety, appeal and performance bonds entered into in the ordinary course of business and (iv) take-or pay obligations arising under supply agreements entered into in the ordinary course of business;

(q) Indebtedness arising from or representing deferred compensation to employees of the Parent or any of its Subsidiaries incurred in the ordinary course of business;

(r) additional Indebtedness of the Borrower and Subsidiary Guarantors in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding;

(s) senior unsecured or subordinated Indebtedness of the Borrower or any other Loan Party incurred to refinance all or a portion of the outstanding Term Loans plus the amount of any interest, fees, premiums, and penalties paid in connection with such refinancing; provided that (i) 100% of the net proceeds from the incurrence of such Indebtedness is applied to refinance all or a portion of the Term Loans plus the amount of any interest, fees, premiums and penalties paid in connection with such refinancing and (ii) the maturity of any principal amount thereof shall not be earlier than the date which is 90 days after the Latest Maturity Date;

(t) Indebtedness of the Borrower or any other Loan Party in respect of the 4.875% Senior Notes, including any refinancings thereof, provided that (i) the aggregate principal amount of such Indebtedness shall not exceed $755,000,000 plus the amount of any interest, fees, premiums or penalties paid in connection with such refinancings and any original issue discount incurred in connection with such refinancing Indebtedness, (ii) the maturity of any principal amount thereof shall not be earlier than the date which is 90 days after the Latest Maturity Date, and (iii) the documents under which the 4.875% Senior Notes are refinanced shall have covenants taken as a whole not materially more restrictive than those applicable to the Indebtedness refinanced thereby;

(u) Indebtedness of the Borrower or any other Loan Party in respect of the 5.125% Senior Notes, including any refinancings thereof, provided that (i) the aggregate principal amount of such Indebtedness shall not exceed $400,000,000 plus the amount of any interest, fees, premiums or penalties paid in connection with such refinancings and any original issue discount incurred in connection with such refinancing Indebtedness, (ii) the maturity of any principal amount thereof shall not be earlier than the date which is 90 days after the Latest Maturity Date, and (iii) the documents under which the 5.125% Senior Notes are refinanced shall have covenants taken as a whole not materially more restrictive than those applicable to the Indebtedness refinanced thereby;

(v) unsecured Indebtedness of the Borrower or any of its Class I Restricted Subsidiaries in an aggregate principal amount not to exceed $300,000,000 at any time outstanding incurred to finance a Permitted Acquisition; provided that (i) the maturity of any principal amount thereof shall not be earlier than the date which is 90 days after the Latest Maturity Date and (ii) after giving pro forma effect to such Permitted Acquisition, the Consolidated Total Leverage Ratio as of the most recent quarter end for which financial statements have been delivered to the Agents pursuant to Section 6.1 is less than 5.00 to 1.00;

(w) Indebtedness incurred by the Borrower or any Restricted Subsidiary with respect to Digital Projector Financing in an aggregate principal amount incurred not to exceed $100,000,000 at any time outstanding;

(x) unsecured Indebtedness of the Parent or any Intermediate Holdco incurred to refinance all or a portion of any Indebtedness incurred pursuant to Section 7.2(g) or this Section 7.2(x); provided that (i) 100% of the net proceeds from the incurrence of such Indebtedness is applied to refinance all or a portion of the Indebtedness incurred pursuant to Section 7.2(g) or this Section 7.2(x), in each case plus the amount of any interest, fees, premiums and penalties paid in connection with such refinancing and (ii) the maturity of any principal amount thereof shall not be earlier than the date which is 90 days after the Latest Maturity Date;

(y) senior unsecured or subordinated Indebtedness of the Borrower or any other Loan Party incurred to refinance all or a portion of any Indebtedness incurred pursuant to Section 7.2(s) or this Section 7.2(y); provided that (i) 100% of the net proceeds from the incurrence of such Indebtedness is applied to refinance all or a portion of the Indebtedness incurred pursuant to Section 7.2(s) or this Section 7.2(y), in each case plus the amount of any interest, fees, premiums and penalties paid in connection with such refinancing and (ii) the maturity of any principal amount thereof shall not be earlier than the date which is 90 days after the Latest Maturity Date; and

(z) unsecured Indebtedness of the Borrower or any of its Class I Restricted Subsidiaries incurred to refinance all or a portion of any Indebtedness incurred pursuant to Section 7.2(v) or this Section 7.2(z); provided that (i) 100% of the net proceeds from the incurrence of such Indebtedness is applied to refinance all or a portion of the Indebtedness incurred pursuant to Section 7.2(v) or this Section 7.2(z), in each case plus the amount of any interest, fees, premiums and penalties paid in connection with such refinancing and (ii) the maturity of any principal amount thereof shall not be earlier than the date which is 90 days after the Latest Maturity Date.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, fees, assessments and other governmental charges not yet delinquent or which remain payable without penalty or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or such other Person, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, landlords’ (whether statutory or otherwise), mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or remain payable without penalty or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, and other insurance obligations incurred in the ordinary course of business;

(d) (i) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Lien securing obligations under or pursuant to Cash Management Agreements incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, minor defects and irregularities in title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), and any replacements of such Liens in connection with any refinancing of such Indebtedness permitted by such Section, provided that no such Lien is spread to cover any additional Property after the Restatement Closing Date (other than additions, accessions and improvements thereto and proceeds thereof) and that the amount of Indebtedness (plus any interest, fees, premium, if any, and financing costs) secured thereby is not increased;

(g) Liens securing Indebtedness incurred pursuant to Section 7.2(c) to finance the acquisition, construction or repair of fixed or capital assets or to refinance any such Indebtedness, provided that (i) such Liens shall be created no more than 270 days after the acquisition, construction or repair of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness (other than any improvements, proceeds, additions or accessions with respect thereto) and (iii) the amount of Indebtedness secured thereby is not increased (other than to the extent of accrued interest, fees, premium, if any and financing costs);

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(k) Liens on fee-owned property of the Borrower and Class I Restricted Subsidiaries not subject to a Mortgage securing Non-Recourse Debt or Sale and Leaseback Transactions permitted by Section 7.5;

(l) Liens on assets of any Class II Restricted Subsidiary securing Non-Recourse Debt of such Class II Restricted Subsidiary permitted by Section 7.2;

(m) Liens securing Indebtedness permitted by Section 7.2(m) on property of a Person or on an asset existing at the time such Person is merged with or into or consolidated with or is acquired by the Borrower or any Class I Restricted Subsidiary of the Borrower or such asset is so acquired; provided that such Liens were not incurred in connection with or in contemplation of such transaction and do not extend to any assets other than those of the Person merged into or consolidated with or acquired by, or the asset so acquired by, the Borrower or such Class I Restricted Subsidiary, as applicable, and accessions, additions and improvements thereto and proceeds thereof;

(n) Liens on assets of a Subsidiary of the Borrower in favor of the Borrower or any Guarantor;

(o) Liens in connection with the defeasance of the 4.875% Senior Notes, the 5.125% Senior Notes or any other Indebtedness permitted under Section 7.2 issued pursuant to an indenture, covering the proceeds of Indebtedness which constitutes refinancing Indebtedness of such Indebtedness permitted by Section 7.2 and other funds intended for such purpose, provided that, such Lien covers proceeds in an aggregate amount necessary solely to defease the principal, interest, premium, if any, and, if required by the terms of the relevant indenture, fees, costs and expenses due in connection with the defeasance of such Indebtedness;

(p) Liens of the trustee under Section 7.07 of the 4.875% Senior Note Indenture, Section 7.07 of the 5.125% Senior Note Indenture and similar provisions under other indentures governing Indebtedness permitted under this Agreement on money or property held or collected by the trustee thereunder;

(q) Liens on assets of any joint venture or partnership pursuant to the organizational documents of such joint venture or partnership, provided that, such Liens cover only the assets of such joint venture or partnership, as the case may be;

(r) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.1(h);

(s) Liens in the nature of a right of first refusal, redemption rights or other restrictions on transfer existing as of the Restatement Closing Date in respect of the shares or partnership interest of Fandango, Inc., Laredo Theatre, Ltd., Greeley, Ltd., NCM Holdings or National CineMedia, LLC held by the Borrower and its Class I Restricted Subsidiaries;

(t) the rights of film distributors under film licensing contracts entered into by the Borrower or any of its Subsidiaries in the ordinary course of business on a basis customary in the movie exhibition industry;

(u) Liens on the stock of and assets of Class II Restricted Subsidiaries to secure the Peso Subfacility or the Third-Party Peso Loans;

(v) Liens securing Indebtedness of the Borrower and Subsidiary Guarantors permitted under Section 7.2(r);

(w) Liens on cash or Cash Equivalents constituting an earnest money deposit, escrow, holdback, purchase price prepayment, purchase price adjustment or similar deposit or payment made by the Borrower or any Subsidiary in connection with any proposed acquisition or disposition of assets or property permitted under this Agreement;

(x) (i) Licenses, sublicenses or similar rights to use any patent, trademark, copyright or other intellectual property right granted to others by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower or such Restricted Subsidiary or (B) secure Indebtedness and (ii) any rights reserved by or vested in any Governmental Authority with respect to any franchise, grant, license or permit held by the Borrower or any of its Restricted Subsidiaries;

(y) Liens securing insurance premium financing arrangements entered into in the ordinary course of business;

(z) Liens securing obligations in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

(aa) any Lien, encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of DCIP, any Unrestricted Subsidiary, any joint venture or any interest acquired pursuant to a Permitted Business Investment;

(bb) Liens securing Indebtedness permitted by Section 7.2(w), provided that such Liens cover only the assets financed with such Indebtedness and accessions, additions and improvements thereto and proceeds thereof; and

(cc) Liens consisting of an agreement to dispose of any property in a disposition permitted under this Agreement.

In each case set forth above and in Section 7.2, notwithstanding any stated limitation on the assets or property that may be subject to such Lien, a Lien on a specified asset or property or group or type of assets or property may also apply to all improvements, additions and accessions thereto, assets and property affixed or appurtenant thereto, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property, except that:

(a) the Parent, any Intermediate Holdco or any Restricted Subsidiary of the Borrower (i) may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Guarantor (provided that (A) a Guarantor shall be the continuing or surviving corporation or (B) simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and the Borrower shall comply with Section 6.9 in connection therewith) or (ii) may Dispose of any or all of its assets to the Borrower or any Guarantor (upon voluntary liquidation, winding up or dissolution or otherwise);

(b) any Person may enter into a merger, consolidation or amalgamation with any Class I Restricted Subsidiary as a means of implementing a Permitted Acquisition permitted by Section 7.8 (provided that such Class I Restricted Subsidiary shall be the continuing or surviving corporation);

(c) any Person may Dispose of all or substantially all of its Property pursuant to a transaction permitted by Section 7.5; and

(d) Specified Reorganizations may be consummated if, in each case, (i) each Intermediate Holdco shall be a wholly-owned Subsidiary of the Parent or another Intermediate Holdco, (ii) the Borrower shall be a wholly-owned Subsidiary of an Intermediate Holdco, (iii) each Intermediate Holdco shall become a party to the Guarantee and Collateral Agreement as a Guarantor, and (iv) the Borrower, each Intermediate Holdco and the Administrative Agent shall have entered into an amendment to this Agreement that is satisfactory to the Administrative Agent in its reasonable discretion, amending clause (c) of the definition of the term “Change of Control,” Section 7.6, Section 7.15 and such other provisions of this Agreement and the other Loan Documents as the Borrower and the Administrative Agent shall reasonably deem necessary to reflect the consummation of such Specified Reorganization (and such amendment shall not require the approval or signature of any other Lender or Agent).

7.5 Limitation on Disposition of Property. Dispose of any of its Property, whether now owned or hereafter acquired, or, in the case of any Class I Restricted Subsidiary, issue or sell any shares of such Class I Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, surplus or worn out property in the ordinary course of business, including the sale of parcels of real property adjacent to parcels being used in the Borrower’s or any Class I Restricted Subsidiary’s business, which adjacent parcels are not necessary in the business of the Borrower or such Class I Restricted Subsidiary;

(b) (i) the Disposition of inventory in the ordinary course of business and (ii) the granting of leases, licenses, subleases and sublicenses of real and personal property (including Intellectual Property) in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(c) Dispositions permitted by Section 7.4(a), (b) and (d) and Sections 7.6 and 7.8;

(d) the Disposition of any Property to, or the sale or issuance of any Subsidiary’s Capital Stock to, the Borrower or any Subsidiary Guarantor;

(e) any Recovery Event;

(f) an exchange or “swap” of fixed, tangible assets of the Borrower or any of its Class I Restricted Subsidiaries for the assets of a Person other than the Borrower and its Class I Restricted Subsidiaries; provided that, (i) the assets received by the Borrower or such Class I Restricted Subsidiary will be used or useful in a similar line of business that the Borrower and its Class I Restricted Subsidiaries are engaged in on the date of this Agreement or that are reasonably related thereto, (ii) the Borrower or such Class I Restricted Subsidiary receives reasonably equivalent value for such assets, such equivalent value to be demonstrated to the reasonable satisfaction of the Administrative Agent (or, in the case of an exchange or “swap” with a non-Affiliate of any Loan Party, as determined by the board of directors of the Borrower or such Class I Restricted Subsidiary, as the case may be) and (iii) if the asset which is the subject of such exchange or “swap” constituted Collateral hereunder, the Borrower or such Class I Restricted Subsidiary shall take such action necessary to create and perfect the security interest of the Administrative Agent for the benefit of the Secured Parties in the assets received by the Borrower or such Class I Subsidiary in such exchange or “swap” pursuant to Section 6.9, provided further that, the fair market value of all such assets exchanged or “swapped” after the Restatement Closing Date shall not exceed $150,000,000 in the aggregate;

(g) the issuance and sale of directors’ qualifying shares and shares required by applicable law to be held by a Person other than the Borrower or its Class I Restricted Subsidiaries;

(h) the issuance and sale of minority interests in joint ventures, partnerships and other entities to third parties to the extent that the proceeds of such sale are reinvested in the related joint venture, partnership or other entity;

(i) any Disposition of digital cinema equipment in connection with a Digital Cinema Equipment Lease with DCIP or Digital Projector Financing;

(j) (i) any sale or other Disposition of the type described in ASC 840-40-55 in connection with a sale and leaseback transaction otherwise permitted hereby and (ii) any Sale and Leaseback Transaction; provided that the aggregate fair market value of all real property Disposed of pursuant to such Sale and Leaseback Transactions pursuant to this clause (j)(ii) shall not exceed $300,000,000 during the term of this Agreement after the Fifth Amendment Effective Date;

(k) the Disposition of any real property subject to a sale contract on the Restatement Closing Date as described on Schedule 7.5(k);

(l) (i) the Disposition of the Borrower’s or any Class I Restricted Subsidiary’s minority interest in National CineMedia, LLC, NCM Holdings or any holding company holding any such interest and/or (ii) Disposition of any interest in DCIP, any Unrestricted Subsidiary, any joint venture or any interest acquired pursuant to a Permitted Business Investment, and, in each case under this Section 7.5(l), the subsequent Disposition of any consideration received pursuant to such Disposition;

(m) the Disposition of cash and Cash Equivalents permitted under this Agreement;

(n) Dispositions of Property pursuant to contracts between the Borrower and the U.S. Department of Justice or the Federal Trade Commission related to any Permitted Acquisition; and

(o) the Disposition after the Restatement Closing Date of other assets having a fair market value not to exceed $500,000,000 in the aggregate.

Certain Dispositions pursuant to this Section 7.5 may give rise to mandatory prepayment obligations under Section 2.10(b).

7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition for value of, any Capital Stock of the Parent, any Intermediate Holdco, the Borrower or any Class I Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, any Intermediate Holdco, the Borrower or any Class I Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Parent, any Intermediate Holdco, the Borrower or any Class I Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary that owns the common stock (or equivalent ownership interests) of the Subsidiary making such Restricted Payment;

(b) the Parent may make Restricted Payments in the form of common stock of the Parent or preferred stock of the Parent, provided that, in the case of preferred stock, such preferred stock is not redeemable at the option of the holder thereof and not mandatorily redeemable in any circumstance until after the date which is 90 days after the Latest Maturity Date;

(c) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments to the Parent (or to one or more Intermediate Holdcos, which may make Restricted Payments to other Intermediate Holdcos and to the Parent), to permit the Parent to purchase, and the Parent may purchase, the Parent’s common stock or common stock options from present or former officers or employees (and their heirs, estates and assigns) of the Parent, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause shall not exceed $3,000,000 in any twelve month period (with unused amounts in any twelve month period being carried over to succeeding twelve months periods subject to a maximum carry-over amount of $6,000,000);

(d) the Borrower may make Restricted Payments to the Parent (or to one or more Intermediate Holdcos, which may make Restricted Payments to other Intermediate Holdcos and to the Parent), to permit Parent to pay (i) any taxes which are due and payable by the Parent, the Borrower and their Subsidiaries as part of a consolidated group (including, without limitation, franchise taxes and expenses required to maintain corporate existence), (ii) customary salary, bonus and other benefits payable to officers, directors and employees of Parent, the Borrower and their Subsidiaries to the extent such salaries, bonuses and other benefits are directly or indirectly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of such amounts relating to Parent being a public company, including directors’ fees; (iii) general corporate operating and overhead costs and expenses of Parent to the extent such costs and expenses are directly or indirectly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of the expenses relating to Parent being a public company; (iv) principal and interest on Indebtedness permitted under Section 7.2; and (v) reasonable fees and expenses other than to Affiliates of the Borrower related to any unsuccessful equity or debt offering of Parent;

(e) the Borrower or any Class I Restricted Subsidiary may make Restricted Payments to any other Person to repurchase minority interests in any joint venture, partnership or other entity which is a Subsidiary of the Borrower;

(f) the Parent, any Intermediate Holdco, the Borrower or any Class I Restricted Subsidiary may purchase, redeem, retire or otherwise acquire its Capital Stock with the proceeds of a substantially contemporaneous issuance of new shares of its common stock or preferred stock that is not redeemable at the option of the holder thereof and not mandatorily redeemable in any circumstance until after the date which is 90 days after the Latest Maturity Date;

(g) the Borrower and its Subsidiaries may, upon the sale of any Subsidiary of the Borrower or any assets of such Subsidiary, make distribution of the proceeds of such sale to any holders of minority equity interests in such Subsidiary as required by the partnership agreement, joint venture agreement or other analogous agreement of such Subsidiary, as the case may be, provided that, such sale is permitted under Section 7.5;

(h) any Subsidiary of the Borrower that is not 100% owned, directly or indirectly, by the Borrower may make distributions to its equity holders as required by its respective partnership agreement, joint venture agreement or other analogous agreement of such Subsidiary, provided that, the aggregate amounts distributed pursuant to this clause (h) to Persons other than the Borrower and its Subsidiaries shall not exceed $15,000,000 in any Fiscal Year;

(i) the Parent, any Intermediate Holdco, the Borrower or any Class I Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed the Applicable Amount at the time of, and immediately prior to the making of, any such Restricted Payment; provided that, at the time of and immediately after giving effect to any such Restricted Payment under this paragraph (i), no Default or Event of Default shall have occurred and be continuing. For the avoidance of doubt, any Restricted Payment permitted and paid pursuant to this Section 7.6(i) shall only have to satisfy the requirements detailed herein at the time of the initial Restricted Payment. Following such Restricted Payment, the recipient may transfer such payment to another Person without such transfer being deemed an additional Restricted Payment for purposes of this Section 7.6(i); and

(j) any Loan Party may purchase, redeem or otherwise acquire or retire Capital Stock if such purchase, redemption, acquisition or retirement occurs or is deemed to occur upon (y) the exercise of stock options, warrants or other equity-based awards to the extent such Capital Stock represents a portion of the exercise price of such options, warrants or other equity-based awards or (z) the exercise of stock options, warrants or other equity-based awards or the vesting or issuance of shares of restricted stock or other Capital Stock to the extent such Capital Stock represents a portion of the tax liability of the holder thereof with respect thereto.

7.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditures except:

(a) Capital Expenditures made (or deemed made) with the proceeds of any Reinvestment Deferred Amount (including Capital Expenditures made during the six-month period prior to the relevant Reinvestment Event);

(b) Capital Expenditures in any Fiscal Year to finance the acquisition, construction or leasing of fixed or capital assets of the Borrower and its Class I Restricted Subsidiaries in the ordinary course of business not exceeding the Applicable Consolidated EBITDA Amount for such Fiscal Year;

provided, that (x) such amounts referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (y) Capital Expenditures made pursuant to this paragraph (b) during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (x) above;

(c) to the extent that no amounts under Section 7.7(a) and (b) are available, Capital Expenditures to finance the acquisition, construction or leasing of fixed or capital assets in an amount not to exceed the Applicable Amount at the time of, and immediately prior to the making of, such Capital Expenditure; provided that, immediately prior to and after giving effect to such Capital Expenditure under this paragraph (c), no Default or Event of Default shall have occurred and be continuing; and

(d) notwithstanding anything in this Section 7.7 to the contrary, and without utilization of any amounts described in paragraphs (a) through (c) of this Section 7.7, purchases of digital projectors and other digital cinema equipment from or with DCIP.

7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.2(b), (e), (k) (and any Investment consisting of equity interests arising upon the conversion to equity of any Indebtedness permitted by Section 7.2(k)) and (p) and any guarantee permitted by Section 7.2(a), (g), (m), (n), (q), (r), (s), (t), (u), (v), (w), (x), (y) or (z), or any pledge or deposit permitted under Section 7.3(c) or (d);

(d) Investments in assets useful in the Borrower’s or a Class I Restricted Subsidiary’s business (other than inventory) made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or an Intermediate Holdco;

(f) equity interests acquired by the Borrower or any Restricted Subsidiary in a Person engaged in the indoor motion picture exhibition business if (i) such Person’s theaters are managed by the Borrower or such Restricted Subsidiary, (ii) such equity interest is acquired solely in exchange for services rendered in connection with the management of such Person’s theaters, (iii) the board of directors of the Borrower determines that such acquisition is in the best interests of the Borrower and (iv) promptly after the acquisition of such equity interests, such equity interests are pledged to the Administrative Agent for the benefit of the Secured Parties to the extent required by Section 6.9;

(g) loans and advances to employees of the Parent, any Intermediate Holdco, the Borrower or any of the Class I Restricted Subsidiaries in the ordinary course of business (including for travel and entertainment expenses) in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(h) Investments by the Borrower or any of its Class I Restricted Subsidiaries in Unrestricted Subsidiaries, non-Guarantor Class I Restricted Subsidiaries, Class II Restricted Subsidiaries, partnerships, joint ventures and other entities that are not Guarantors in an amount not to exceed the Applicable Amount at the time of, and immediately prior to the making of, any such Investment; provided that, (i) any such amounts invested in any entity that is not a Subsidiary and the primary business of which is not a Permitted Business shall not exceed $100,000,000 in the aggregate at any one time outstanding (measured at the time each such Investment is made and without giving effect to subsequent changes in value) during the term of this Agreement and (ii) immediately prior to and after giving effect to such Investment under this paragraph (h), no Default or Event of Default shall have occurred and be continuing; and provided further that (x) transfers by the Borrower or the Class I Restricted Subsidiaries to any Unrestricted Subsidiary of fee-owned property in connection with the incurrence by such Unrestricted Subsidiary of Non-Recourse Debt secured by such fee-owned property, as contemplated by Section 7.2(h)(i)(B), (y) Investments in Brazilco by any Unrestricted Subsidiary that is subsequently designated as a Class I Restricted Subsidiary, and (z) Investments in Unrestricted Subsidiaries and CFC Holdcos consisting of the Capital Stock of an Unrestricted Subsidiary or a CFC Holdco in each case shall not constitute Investments for purposes of determining the Applicable Amount;

(i) Investments by the Borrower or any of its Class I Restricted Subsidiaries in Permitted Acquisitions, provided that, (A) to the extent such Investment results in the creation or acquisition of a Subsidiary of the Borrower (other than an Excluded Foreign Subsidiary of the Class I Restricted Subsidiary so acquired), such Subsidiary must be a Class I Restricted Subsidiary and (B) immediately prior to and after giving effect to such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing;

(j) Investments permitted by Sections 7.5(b), 7.5(f), 7.5(h), 7.6 and 7.16;

(k) the Rave Acquisition;

(l) Investments in Subsidiaries of the Borrower resulting from (i) purchases of minority interests in such Subsidiaries in exchange for the Parent’s common stock and (ii) guarantee obligations set forth in the Loan Documents;

(m) Investments by the Borrower or any of its Class I Restricted Subsidiaries consisting of refundable construction advances made with respect to the construction of motion picture exhibition theatres in the ordinary course of business;

(n) Investments by the Borrower or any of its Class I Restricted Subsidiaries consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements;

(o) Investments by the Borrower or any of its Class I Restricted Subsidiaries received in connection with the bankruptcy or reorganization of or settlement of, delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business; and

(p) Investments in DCIP in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed, at any one time outstanding during the term of this Agreement, $100,000,000.

7.9 Limitation on Optional Payments and Modifications of Debt Instruments; Amendments to Certificate of Incorporation.

(a) Prepay, repurchase or redeem or otherwise defease or acquire the 4.875% Senior Notes, the 5.125% Senior Notes or Indebtedness incurred pursuant to Section 7.2(g), (s), (t), (u), (v), (x), (y) or (z); provided, however, that, so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or acquisition or would result therefrom, the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem, defease or acquire: (i) the 4.875% Senior Notes; (ii) the 5.125% Senior Notes and Indebtedness incurred pursuant to Section 7.2(g), (s), (t), (u), (v), (x), (y) or (z) for an aggregate price that does not exceed the Applicable Amount at the time of such prepayment, repurchase, redemption, defeasance or other acquisition; (iii) the 5.125% Senior Notes or Indebtedness incurred pursuant to Section 7.2(t) or 7.2(u) with the proceeds of Indebtedness incurred pursuant to Section 7.2(t) or 7.2(u); (iv) [Reserved]; (v) Indebtedness incurred pursuant to Section 7.2(g) or 7.2(x) with the proceeds of Indebtedness incurred pursuant to Section 7.2(x); (vi) Indebtedness incurred pursuant to Section 7.2(s) or 7.2(y) with the proceeds of Indebtedness incurred pursuant to Section 7.2(y); and (vii) Indebtedness incurred pursuant to Section 7.2(v) or 7.2(z) with the proceeds of Indebtedness incurred pursuant to Section 7.2(z); Indebtedness incurred pursuant to Section 7.2(v) or 7.2(z) with the proceeds of Indebtedness incurred pursuant to Section 7.2(z);

(b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the 4.875% Senior Notes, the 5.125% Senior Notes or any Indebtedness incurred pursuant to Section 7.2(g), (s), (t), (u), (v), (x), (y) or (z), in each case if, after giving effect to such amendment, modification or other change, such Indebtedness would not be permitted to be incurred under such Section 7.2(g), (s), (t), (u), (v), (x), (y) or (z), as appropriate; or

(c) amend its certificate of incorporation in any manner reasonably determined by the Administrative Agent to be material and adverse to the Lenders.

7.10 Limitation on Transactions with Affiliates. Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), involving aggregate payments or consideration in excess of $10.0 million unless:

(i) the Affiliate Transaction is on terms that are no less favorable to the Parent, the Intermediate Holdco, the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent, the Intermediate Holdco, the Borrower or such Restricted Subsidiary with a Person who is not an Affiliate; and

(ii) the Borrower delivers to the Administrative Agent:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an officer’s certificate certifying that such Affiliate Transaction complies with this Section 7.10; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the board of directors of the Parent and the Borrower set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this Section 7.10 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of the Parent and the Borrower.

The following items shall be deemed to not be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

(1) any employment, consulting or similar agreement or other compensation arrangement entered into by the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business of the Parent, any Intermediate Holdco, the Borrower or such Restricted Subsidiary;

(2) transactions between or among the Parent, any Intermediate Holdco, the Borrower and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Parent solely because the Parent or any of its Subsidiaries owns Capital Stock in, or controls, such Person;

(4) reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Parent or any Subsidiary as determined in good faith by the board of directors or senior management of the Parent;

(5) sales of Capital Stock (other than Disqualified Stock) to Affiliates of the Parent and the granting of registration and other customary rights in connection therewith;

(6) Restricted Payments that are permitted by Section 7.6 and Investments permitted under Section 7.8;

(7) transactions pursuant to any contract or agreement listed on Schedule 7.10, as in effect on the Restatement Closing Date, in each case as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are not materially less favorable to the Parent, any Intermediate Holdco, the Borrower and its Restricted Subsidiaries taken as a whole than those in effect on the Restatement Closing Date;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Parent, any Intermediate Holdco, the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Parent or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) the pledge of Capital Stock of an Unrestricted Subsidiary to its lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders; and

(10) transactions in which the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Parent, such Intermediate Holdco, the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Parent, such Intermediate Holdco, the Borrower or such Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by the Parent, such Intermediate Holdco, the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis.

7.11 Limitation on Changes in Fiscal Periods. Permit the Fiscal Year to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Parent, the Borrower or any of its Class I Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:

(a) this Agreement and the other Loan Documents;

(b) [Reserved];

(c) any Senior Note Indentures;

(d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);

(e) in connection with any Lien permitted under Section 7.3(b), (c), (d), (f), (g), (i), (k), (m), (o), (s), (u), (v) or (w) or any document or instrument governing any such Lien, provided that such prohibition or limitation shall only be effective against the assets subject to such Lien;

(f) pursuant to customary restrictions and conditions contained in any agreement related to the sale of any property permitted under Section 7.5, pending the consummation of such sale, provided that such prohibition or limitation shall only be effective against the assets to be sold;

(g) leases, licenses and other agreements entered into in the ordinary course of business (other than for Indebtedness);

(h) provisions in corporate charters, bylaws, stockholders agreements, partnership agreements, limited liability company agreements and similar agreements entered into in connection with Investments permitted by Section 7.8 and negotiated in good faith and not with the purpose of avoiding the restrictions of this Section;

(i) restrictions on cash or other deposits or net worth imposed by customers and suppliers in the ordinary course of business;

(j) Digital Cinema Equipment Leases with DCIP and related agreements;

(k) agreements governing Liens, encumbrances and restrictions permitted under Section 7.3(aa); and

(l) any instruments governing Indebtedness permitted under Section 7.2(g), (r), (s), (t), (u), (v), (w), (x), (y) or (z).

In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such prohibition or limitation, a prohibition or limitation on a specified asset or property or group or type of assets or property may also apply to all improvements, additions and accessions thereto, assets and property affixed or appurtenant thereto, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

7.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Class I Restricted Subsidiary (or, in the case of clause (a) only, any Class II Restricted Subsidiary of the Borrower) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Class I Restricted Subsidiary, (b) make Investments in the Borrower or any other Class I Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any other Class I Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending such Disposition and (iii) agreements, instruments and documents of the types described in clauses (b) through (l) of Section 7.12 (provided, that, in the case of any such type that is limited to certain assets (including Capital Stock) or Persons, the permission in this clause (iii) shall also be limited to such assets or Persons after giving effect to the final sentence of Section 7.12) and negotiated in good faith and not with the purpose of avoiding the restrictions of this Section. Notwithstanding any of the foregoing, the ability of any Class II Restricted Subsidiary to make Restricted Payments may be subject to encumbrances and restrictions imposed by agreements or instruments relating to any Non-Recourse Debt of such Class II Restricted Subsidiary.

7.14 Limitation on Lines of Business. Engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

7.15 Limitation on Activities of the Parent and Intermediate Holdcos. In the case of the Parent and any Intermediate Holdcos, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business operations other than those incidental to

(i) (A) issuances and sales of its Capital Stock and options, warrants and rights related thereto, and (B) its ownership of the Capital Stock of the Borrower or one or more Intermediate Holdcos,

(ii) the Indebtedness permitted under Section 7.2,

(iii) the ownership of intercompany Indebtedness permitted under Section 7.2,

(iv) the transactions permitted under Section 7.10, and

(v) the rights and obligations hereunder and under the other Loan Documents;

(b) incur, create, assume or suffer to exist any Indebtedness or other material liabilities or financial obligations, except

(i) nonconsensual liabilities and obligations imposed by operation of law,

(ii) pursuant to the Loan Documents to which it is a party,

(iii) liabilities and obligations with respect to its Capital Stock, including dividends, redemptions and repurchases, and options, warrants and rights related thereto,

(iv) Indebtedness permitted under Section 7.2,

(v) taxes,

(vi) customary fees to members of its board of directors,

(vii) ordinary course corporate operating expenses,

(viii) liabilities and obligations arising out of Restricted Payments permitted under Section 7.6,

(ix) the transactions permitted under Section 7.10,

(x) liabilities and obligations arising out of operations permitted under clause (a) of this Section or ownership of assets permitted under clause (c) of this Section; or

(c) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents) other than

(i) the ownership of shares of Capital Stock of the Borrower or one or more Intermediate Holdcos,

(ii) the ownership of intercompany Indebtedness permitted under Section 7.2,

(iii) customary minimum balances of cash and Cash Equivalents,

(iv) cash and Cash Equivalents pending application to an Indebtedness, liability or obligation permitted under clause (b) of this Section,

(v) on any date cash and Cash Equivalents pending application to ordinary course corporate operating expenses of the Parent for the two year period following such date in an amount not to exceed $3,000,000, and

(vi) cash and Cash Equivalents so long as the Parent or the relevant Intermediate Holdco owning such cash and Cash Equivalents is a Guarantor and the Administrative Agent has a perfected first-priority security interest in such cash and Cash Equivalents pursuant to a customary control agreement.

7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business (i) to protect against changes in interest rates or to reduce overall interest costs with respect to Funded Debt of the Parent and its Subsidiaries to the extent that such Hedge Agreements have an aggregate notional amount equal to or less than an amount reasonably related to the amount of such Funded Debt, all such determinations to be made at the time of incurrence of such Hedge Agreement or (ii) to protect against changes in currency exchange rates or commodity prices or to reduce overall costs with respect to such currency exchange rates or commodity prices (including protection against changes in, and reduction of, costs that are directly or indirectly a function of, or correlated to, currency exchange rates or commodity prices) to the extent that such Hedge Agreements are in an aggregate notional amount equal to or less than an amount reasonably related to the direct or indirect exposure of the Borrower and its Subsidiaries with respect to such currencies or commodities, as applicable.

7.17 Use of Proceeds. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries, Parent and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Parent and the Borrower only), Section 6.7(a) or Section 7 or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) The Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto or, with respect to any Capital Lease Obligation, after giving effect to any grace period with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or due to any action or omission by the Parent or any of its Subsidiaries any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f) (i) The Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure by the Borrower or any Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency, Reorganization or “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) One or more final judgments or decrees shall be entered against the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries involving for the Parent, the Intermediate Holdco, the Borrower and its Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disclaimed coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged (by payment or otherwise), stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to this Agreement), to be in full force and effect, and the Borrower shall not cure such event within three Business Days after notice thereof; (ii) any Loan Party shall assert that any of the Security Documents are not in full force and effect; or (iii) any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or any Loan Party shall so assert (other than by reason of the express release thereof pursuant to this Agreement), and the Borrower shall not cure such event within three Business Days after notice thereof; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (i) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph shall have occurred and be continuing with respect to Collateral with a fair market value which exceeds $250,000 in the aggregate; or

(j) (i) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to this Agreement), to be in full force and effect, and the Borrower shall not cure such event within three Business Days after notice thereof; or (ii) or any Loan Party shall assert that the guarantee contained in Section 2 of the Guarantee and Collateral Agreement is not in full force and effect; or

(k) Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default and such Event of Default is continuing, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower within ten Business Days of such expiration (or such other Person as may be lawfully entitled thereto).

8.2 Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.1, in the event of any Event of Default under the covenant set forth in Section 7.1 and until the expiration of the tenth day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, the Parent may engage in any Permitted Equity Issuance to the Permitted Investors and apply the amount of the Net Cash Proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds applied to the cure right in this Section 8.2 (i) are actually received by the Borrower and contributed to the common equity of the Borrower (including through capital contribution of such Net Cash Proceeds directly or indirectly by the Parent to the Borrower) no later than ten days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) do not increase the Applicable Amount or any other item specified in this Agreement as being increased by the amount of any contributed equity, (iii) are not deducted from Consolidated Senior Secured Debt in the determination of the Consolidated Net Senior Secured Leverage Ratio and (iv) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.1 for any applicable period. The parties hereby acknowledge that this Section 8.2 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.1 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b) Notwithstanding the provisions of Section 8.2(a), (x) in each period of four fiscal quarters, there shall be at least one fiscal quarter in which no cure set forth in Section 8.2(a) is made and (y) in each period of eight fiscal quarters, there shall be at least four consecutive fiscal quarters in which no cure set forth in Section 8.2(a) is made.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by such Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders or if such notice is from a Lender, to the Borrower. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) in its capacity as such (to the extent not reimbursed by the Borrower or any Guarantor and without limiting the obligation of the Borrower or any Guarantor to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Agents. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent, if any, hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to (i) effect any release of Liens or guarantee obligations contemplated by Section 10.15 and (ii) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any “Permitted Lien” (as defined in Section 10.15(a)) to the extent contemplated by Section 10.15(a)(ii).

9.11 The Agents. Other than the Administrative Agent, none of the Agents, in their respective capacities as such, shall have any duties or responsibilities, or incur any liability, under this Agreement and the other Loan Documents.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;

(iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders;

(iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document directly affecting the rights, obligations or duties of any Agent without the consent of such Agent;

(vi) amend, modify or waive any provision of Section 2.16 without the consent of each Lender directly affected thereby;

(vii) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender;

(viii) amend or modify Section 10.6 to add any additional consent requirements necessary to effect any assignment or participation under such Section (other than the consent of the Borrower) without the consent of each Lender;

(ix) amend, modify or waive any provision of Section 2.10 without the consent of the Required Prepayment Lenders; or

(x) amend Section 10.6(g) except in the manner set forth in the last sentence thereof.

In addition to the amendments described above, and notwithstanding anything in this Section 10.1 to the contrary, (i) the Peso Subfacility Amendments may be effected in accordance with the provisions of Section 2.23, (ii) amendments contemplated by Section 2.26 may be effected in accordance with Section 2.26 without the consent of any Person other than as specified in Section 2.26, and (iii) Extensions and Extension Amendments may be effected in accordance with Section 2.27 without the consent of any Person other than as specified in Section 2.27.

Any waiver, amendment, supplement or modification effected in accordance with this Section 10.1 shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders, the Majority Facility Lenders and Majority Revolving Facility Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with (except pursuant to the Peso Subfacility Amendments) or with preference to the Loans in the application of mandatory prepayments without the consent of the Required Prepayment Lenders (prior to giving effect to clause (y)).

In addition, notwithstanding the foregoing, (i) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below), and no consent of any other Person shall be required in connection with any such amendment, to permit the refinancing, replacement or modification of all outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) if such refinancing, replacement or modification is consummated prior to the six month anniversary of the Seventh Amendment Effective Date and the Applicable Margin for such Replacement Term Loans shall be lower than the Applicable Margin for such Replaced Term Loans, then the fifth sentence of Section 2.9(a) shall apply, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing, and (d) in connection with any such transaction, Lenders that do not provide Replacement Term Loans shall be deemed to have agreed to waive the optional prepayment notice periods specified in the first sentence of Section 2.9(a), and (ii) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Credit Facility (as defined below), and no consent of any other Person shall be required in connection with any such amendment, to permit the refinancing, replacement or modification of all of the then existing Revolving Credit Facility (“Replaced Revolving Credit Facility”) with a replacement revolving credit facility hereunder (“Replacement Revolving Credit Facility”), provided that (a) the aggregate commitments in respect of such Replacement Revolving Credit Facility shall not exceed the aggregate Revolving Credit Commitments in respect of such Replaced Revolving Credit Facility and (b) the maturity date of such Replacement Revolving Credit Facility shall not be shorter than the maturity date of such Replaced Revolving Credit Facility at the time of such refinancing.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Parent, the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption, in such Assignment and Assumption or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Parent:	Cinemark Holdings, Inc. 3900 Dallas Parkway Suite 500 Plano, Texas 75093 Attention: Sean Gamble, Chief Financial Officer Telephone: (972) 665-1000 Facsimile: (972) 665-1004

with a copy to:	Attention: Michael Cavalier, Executive VP; General Counsel Telephone: (972) 665-1000 Facsimile: (972) 665-1004

The Borrower:	c/o the Parent

The Administrative Agent:	Barclays Bank PLC Americas Loan Operations 70 Hudson St. 10th Floor Jersey City, NJ 07302 Attention: Patrick Kerner Telecopy no: (201) 499-5040 E-Mail Address: patrick.kerner@barcap.com

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon any Agent, any Issuing Lender or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent (but limited to one counsel to the Administrative Agent) , filing and recording fees and expenses and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents (but limited to one counsel to the Administrative Agent, one counsel to the Lenders, appropriate local counsel as may be necessary and, in the case of a conflict of interest, additional legal counsel as may be necessary), (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender, the Issuing Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by the Borrower in paying, other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, defend, indemnify or reimburse each Lender, the Issuing Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are bought by the Borrower, its equity holders, affiliates or creditors or any other person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable or allegedly applicable to the Parent, the Borrower, any of its Subsidiaries or any of their operations or any property at any time owned, leased, or in any way used by any of such parties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) arising from claims asserted by another Indemnitee against such Indemnitee, provided, further, that this Section 10.5(d) shall not apply with respect to taxes other than any taxes that represent losses or damages arising from any non-tax claim. The Borrower shall have the right to undertake, conduct and control through counsel of its own choosing (which counsel shall be acceptable to the applicable Indemnitee acting reasonably), the conduct and settlement of claims with respect to the related Indemnified Liabilities, and such Indemnitee shall cooperate with the Borrower in connection therewith; provided that the Borrower shall permit such Indemnitee to participate in such conduct and settlement through counsel chosen by such Indemnitee. Notwithstanding the foregoing, each Indemnitee shall have the right to employ its own counsel and the reasonable fees and expenses of such counsel shall be at the Borrower’s cost and expense if such Indemnitee reasonably determines that (i) the Borrower’s counsel is not defending any claim or proceeding in a manner reasonably acceptable to such Indemnitee or (ii) the interest of the Borrower and such Indemnitee have become adverse in any such claim or cause of action, provided, however, that in such event, the Borrower shall only be liable for the reasonable legal expenses of one counsel for all such Indemnitees. If clause (ii) of the immediately preceding sentence is applicable, at the option of the applicable Indemnitee, its attorneys shall control the resolution of any such claim with respect to the related Indemnified Liabilities. The Borrower shall not, without the prior written consent of each Indemnitee affected thereby, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not such Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (a) includes an unconditional release of such Indemnitee from all liability arising out of such action or claim, (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnitee and (c) does not require such Indemnitee to pay any form of consideration to any party or parties (including, without limitation, the payment of money) in connection therewith. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee until the date on which all Obligations (other than obligations in respect of any Specified Hedge Agreement and obligations in respect of any Specified Cash Management Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding. Notwithstanding any other provision of this Section, the Borrower shall have no obligation hereunder to any Indemnitee for any environmental claims arising from actions taken by such Indemnitee with respect to any Property after the exercise of remedies by such Indemnitee with respect to such Property. All amounts due under this Section shall be payable not later than 30 days after written demand therefor supported by customary documentation. Statements payable by the Borrower pursuant to this Section shall be submitted to General Counsel (Telephone No. (972) 665-1000) (Fax No. (972) 665-1004), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

No Indemnitee or any of the other parties hereto shall be liable to any other party hereto for any damages arising from the use by unauthorized Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons (except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee) or for any special, indirect, exemplary, consequential or punitive damages in connection with the Facilities.

10.6 Successors and Assigns; Participations and Assignments .(g) (a) This Agreement shall be binding upon and inure to the benefit of the Parent, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a)as fully as if such Participant were a Lender hereunder. The Borrower and each Lender also agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater amount results from the adoption of, or a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that any such Commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate or Related Fund thereof or, with the consent of (i) the Administrative Agent and so long as no Default or Event of Default has occurred and is continuing, the Borrower (which, in each case, shall not be unreasonably withheld or delayed) (provided that no such consent need be obtained with respect to any assignment of Term Loans, unless such assignment is to a Person that is a motion picture exhibitor or an Affiliate or related entity of a motion picture exhibitor, in which case such assignment shall require the consent of the Borrower), and (ii) in the case of any assignment of the Revolving Credit Commitments, the Issuing Lenders (which consent shall not be unreasonably withheld), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Lenders is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate or Related Fund thereof) shall be in an aggregate principal amount of less than $5,000,000, in the case of any assignment of Revolving Credit Commitments, and $1,000,000, in the case of any assignment of Term Loans (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent and, after giving effect to such assignment, the assigning Lender (if it shall retain any Revolving Credit Commitment or Loans) shall have Commitments and Loans aggregating at least $5,000,000, in the case of Revolving Credit Commitments, and $1,000,000, in the case of the Term Loans. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.17, 2.18 and 10.5 in respect of the period prior to such effective date and Section 10.14). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments to or by two or more Related Funds shall be aggregated and for purposes of the minimum hold amounts, the Commitments and Loans of Related Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled.” The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Assumption executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in connection with an assignment by or to a Barclays Entity), and the acceptance of the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Restatement Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby. In the event that the Administrative Agent has received a Revolving Credit Note and/or a Term Note, as the case may be, from the assigning Lender, the Administrative Agent shall promptly return to the Borrower such Note and/or Notes for cancellation.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.

Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of the Required Lenders, the Borrower and any SPC with Loans outstanding at the time of such proposed amendment.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility or Lenders holding a particular tranche, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6 or a prepayment pursuant to Section 2.25), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Parent or the Borrower, any such notice being expressly waived by the Parent and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Parent or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held by the Parent or the Borrower in a fiduciary capacity for others), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, agency or bank affiliate thereof to or for the credit or the account of the Parent or the Borrower, as the case may be; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration.This Agreement and the other Loan Documents represent the entire agreement of the Parent, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. This Agreement supersedes and terminates the engagement letter among the Borrower and the Agents (other than any provisions relating to obligations of the Borrower in respect of syndication of the Facilities) but not the related fee letter.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each of the Parent and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) together with each Lender, each Agent waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, exemplary, punitive or consequential damages.

10.13 Acknowledgments. Each of the Parent and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither any Agent nor any Lender has any fiduciary relationship with or duty to the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and the Lenders, on one hand, and the Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among the Parent, the Borrower and the Lenders.

10.14 Confidentiality. Each of the Agents, the Lenders and the other Credit Parties agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that has agreed to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors who will be advised of such confidentiality, (d) to any financial institution that is a creditor of such Agent or Lender or a direct or indirect contractual counterparty of such Agent or Lender in swap agreements or such contractual counterparty’s professional advisor (so long as such creditor or contractual counterparty or professional advisor to such contractual counterparty has agreed to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) in connection with the exercise of any remedy hereunder or under any other Loan Document or (k) if agreed by the Borrower in its sole discretion to any other Person; provided, however, with respect to clauses (e), (f) and (g), each of the Agents and Lenders agrees to give the Parent and Borrower prompt notice of any request for such confidential information so as to permit the Parent or the Borrower to seek a protective order or similar remedy or cause such information to be accorded confidential treatment. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the structure and tax aspects of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such structure and tax aspects. Further, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea related to the transactions contemplated by this Agreement.

10.15 Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower (i) in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Agent or any Qualified Counterparty) take such actions as shall be required to release its Lien in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents and (ii) in connection with the grant of a Lien permitted by Section 7.3(e), (g), (i), (k), (l), (m), (w), (x)(ii) or (bb) (each, a “Permitted Lien”), the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Agent or any Qualified Counterparty) take such actions as shall be required to subordinate the Administrative

Agent’s Lien in any Collateral being encumbered by such Permitted Lien, solely if and to the extent necessary under the documentation governing such Permitted Lien, or, in the case of Permitted Liens granted pursuant to Section 7.3(g), release the Administrative Agent’s Lien in such Collateral being encumbered by such Permitted Lien solely if and to the extent necessary under the documentation governing such Permitted Lien.

(b) Notwithstanding any other provision of this Agreement or any other Loan Document, the Borrower may request, and the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Agent or any Qualified Counterparty) grant, a release of any specific parcel of real property Collateral if (i) (A) such release is in connection with a grant by the Borrower or a Guarantor of additional real property Collateral of similar or greater value (valued in accordance with Schedule 6.9(b)-1; such value to be demonstrated to the reasonable satisfaction of the Administrative Agent) and (B) immediately after giving effect to such Collateral substitution, no Default or Event of Default shall have occurred and be continuing, (ii) such parcel represents an adjacent parcel of real property not necessary in the business of the Borrower or any Class I Restricted Subsidiary which has been separated from another parcel of real property of the Borrower or a Class I Restricted Subsidiary by means of subdivision and replatting or (iii) after giving effect to such release, the aggregate value of the remaining Mortgaged Properties (valued in accordance with Schedule 6.9(b)-1; such value to be demonstrated to the reasonable satisfaction of the Administrative Agent) is at least 125% of the Assumed Loan Amount.

(c) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement or Specified Cash Management Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Agent, or any Person that is a party to any Specified Hedge Agreement or Specified Cash Management Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or Specified Cash Management Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Agent or any Qualified Counterparty) release its security interest in Collateral as provided in the Guarantee and Collateral Agreement, including Section 8.15 thereof.

10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (including the Emerging Issues Task Force thereof) or, if applicable, the SEC or in the interpretation or application thereof by independent certified public accountants of nationally recognized standing.

10.17 WAIVERS OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.19 No Novation. The terms and conditions of the Existing Credit Agreement are amended as set forth in, and restated in their entirety and superseded by, this Agreement. Nothing in this Agreement shall be deemed to be a novation of any of the Obligations as defined in the Existing Credit Agreement. Notwithstanding any provision of this Agreement or any other Loan Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations hereunder shall be in substitution for, but not in payment of, the Obligations owed by the Loan Parties under the Existing Credit Agreement. From and after the Restatement Closing Date, each reference to the “Agreement”, “Credit Agreement” or other reference originally applicable to the Existing Credit Agreement contained in any Loan Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.21 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) (i) none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),6

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[Remainder of page intentionally left blank.]

Annex A

PRICING GRID FOR REVOLVING CREDIT LOANS AND COMMITMENT FEE RATE

Consolidated Net Senior Secured Leverage Ratio	Applicable Margin for Revolving Credit Loans		Commitment Fee Rate
	Eurodollar Loans	Base Rate Loans
> 2.75 to 1.00100	2.25%	1.25%	0.400%
> 2.75 to 1.00 and > 2.25 to 1.00	2.00%	1.00%	0.300%
> 2.25 to 1.00 and > 1.75 to 1.00	1.75%	0.75%	0.250%
> 1.75 to 1.00 and > 1.50 to 1.00	1.50%	0.50%	0.200%
> 1.50 to 1.00	1.50%	0.50%	0.150%

Changes in the Applicable Margin resulting from changes in the Consolidated Net Senior Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the date such financial statements are due pursuant to Section 6.1) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Net Senior Secured Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 2.75 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Net Senior Secured Leverage Ratio shall for the purposes of this Pricing Grid be deemed to be greater than 2.75 to 1.00. Each determination of the Consolidated Net Senior Secured Leverage Ratio pursuant to this Pricing Grid shall be made as at the last day of any period of four consecutive fiscal quarters of the Borrower.

EXHIBIT B

AMENDED GUARANTEE AND COLLATERAL AGREEMENT

CONFORMED VERSION

GUARANTEE AND COLLATERAL AGREEMENT1

made by

CINEMARK HOLDINGS, INC.

CINEMARK, INC.,

CNMK HOLDING, INC.,

CINEMARK USA, INC.,

and certain of its Subsidiaries

in favor of

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

Dated as of October 5, 2006

[1]

Conformed to reflect amendments made through (i) the Third Amendment, dated as of March 2, 2010, to the Credit Agreement, dated as of October 5, 2006, and ~~through~~(ii) (A) the Second Amendment, dated as of May 8, 2015, and (B) the Ninth Amendment, dated as of June 15, 2021, to the Amended and Restated Credit Agreement, dated as of December 18, 2012.

TABLE OF CONTENTS

Page
SECTION 1. DEFINED TERMS		2
1.1	Definitions	2
1.2	Other Definitional Provisions	~~6~~8

SECTION 2. GUARANTEE		~~7~~8
2.1	Guarantee	~~7~~8
2.2	Right of Contribution	~~8~~9
2.3	No Subrogation	~~8~~10
2.4	Amendments, etc. with respect to the Borrower Obligations	~~9~~10
2.5	Guarantee Absolute and Unconditional	~~9~~11
2.6	Reinstatement	~~11~~13
2.7	Payments	~~11~~13
2.8	Keepwell	~~11~~13

SECTION 3. GRANT OF SECURITY INTEREST		~~12~~14

SECTION 4. REPRESENTATIONS AND WARRANTIES		~~12~~15
4.1	Representations in Credit Agreement	~~13~~15
4.2	Title; No Other Liens	~~13~~15
4.3	Perfected First Priority Liens	~~13~~15
4.4	Jurisdiction of Organization; Chief Executive Office	~~13~~15
4.5	Inventory and Equipment	~~13~~15
4.6	Farm Products	~~13~~15
4.7	Investment Property	~~13~~16
4.8	Receivables	~~14~~16
4.9	Intellectual Property	~~14~~16

SECTION 5. COVENANTS		~~15~~17
5.1	Covenants in Credit Agreement	~~15~~17
5.2	Delivery of Instruments and Chattel Paper	~~15~~17
5.3	Maintenance of Insurance	~~15~~17
5.4	Payment of Obligations.	~~15~~18
5.5	Maintenance of Perfected Security Interest; Further Documentation	~~16~~18
5.6	Changes in Locations, Name, etc	~~16~~18
5.7	Notices	~~16~~19
5.8	Investment Property	~~17~~19
5.9	Receivables	~~18~~20
5.10	Intellectual Property	~~18~~20

SECTION 6. REMEDIAL PROVISIONS		~~20~~22
6.1	Certain Matters Relating to Receivables	~~20~~22
6.2	Communications with Obligors; Grantors Remain Liable	~~21~~23
6.3	Pledged Stock	~~21~~23

i

6.4	Proceeds to be Turned Over To Administrative Agent	~~22~~24
6.5	Application of Proceeds	~~22~~25
6.6	Code and Other Remedies	~~23~~25
6.7	Registration Rights	~~24~~26
6.8	Deficiency	~~24~~27

SECTION 7. THE ADMINISTRATIVE AGENT		~~24~~27
7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc.	~~24~~27
7.2	Duty of Administrative Agent	~~26~~28
7.3	Execution of Financing Statements	~~26~~29
7.4	Authority of Administrative Agent	~~27~~29

SECTION 8. MISCELLANEOUS		~~27~~29
8.1	Amendments in Writing	~~27~~29
8.2	Notices	~~27~~29
8.3	No Waiver by Course of Conduct; Cumulative Remedies	~~27~~30
8.4	Enforcement Expenses; Indemnification	~~27~~30
8.5	Successors and Assigns	~~28~~30
8.6	Set-Off	~~28~~30
8.7	Counterparts	~~29~~31
8.8	Severability	~~29~~31
8.9	Section Headings	~~29~~31
8.10	Integration	~~29~~31
8.11	GOVERNING LAW	~~29~~31
8.12	Submission To Jurisdiction; Waivers	~~29~~32
8.13	Acknowledgments	~~30~~32
8.14	Additional Grantors	~~30~~32
8.15	Releases	~~30~~33
8.16	WAIVER OF JURY TRIAL	~~31~~33
8.17	Additional Waiver	~~31~~34

ii

Schedules

Schedule 1	Description of Pledged Securities

Schedule 2	Filings and Other Actions Required to Perfect Security Interest

Schedule 3	Jurisdiction of Organization, Identification Number and Location of Chief Executive Office

Schedule 4	Locations of Inventory and Equipment

Schedule 5	Receivables

Schedule 6	Intellectual Property

Schedule 7	Certificated LLC Interests

Annexes

Annex I	Assumption Agreement

Annex II	Acknowledgment and Consent

iii

GUARANTEE AND COLLATERAL AGREEMENT, dated as of October 5 2006, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of LEHMAN COMMERCIAL PAPER INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties (as defined below), including the banks, other financial institutions and other entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of October 5, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CINEMARK HOLDINGS, INC., a Delaware corporation (together with any of its permitted successors and assigns, the “Parent”), CINEMARK, INC., a Delaware corporation (together with any of its permitted successors and assigns, “Holdings”), CNMK HOLDING, INC., a Delaware corporation, CINEMARK USA, INC., a Texas corporation (together with any of its permitted successors and assigns, the “Borrower”), the Lenders parties thereto, LEHMAN BROTHERS INC. and MORGAN STANLEY SENIOR FUNDING, INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”), MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent (in such capacity, the “Syndication Agent”), BNP PARIBAS and GENERAL ELECTRIC CAPITAL CORPORATION, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and the making of this Agreement; and

WHEREAS, this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of the Borrower and each other Grantor;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Cash Management Agreement Obligations”: the collective reference to all obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in any Specified Cash Management Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Cash Management Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Qualified Counterparty that are required to be paid by the Borrower pursuant to the terms of any Specified Cash Management Agreement).

“Borrower Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, or the other Loan Documents, or any Letter of Credit, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Secured Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

2

“Borrower Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Qualified Counterparty that are required to be paid by the Borrower pursuant to the terms of any Specified Hedge Agreement).

“Borrower Obligations”: the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) the Borrower Hedge Agreement Obligations and the Borrower Cash Management Agreement Obligations, but, in each case, only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant hereto, and (iii) all other obligations and liabilities of the Borrower, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Secured Parties that are required to be paid by the Borrower pursuant to the terms of this Agreement); provided, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Borrower Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Copyrights”: (i) all copyrights arising under the laws of the United States or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

3

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Assets”: (i) (A) Capital Stock of Unrestricted Subsidiaries that are Foreign Subsidiaries or that are CFC Holdcos (other than CFC Class II Holdcos) and (B) 35% of the Capital Stock of Class II Restricted Subsidiaries and CFC Class II Holdcos, (ii) foreign intellectual property, (iii) subject to Section 5.8(e), the Capital Stock of Fandango, Inc., Laredo Theatre, Ltd., Greeley, Ltd., NCM Holdings and National CineMedia, LLC held by any Grantor to the extent and so long as such Capital Stock is subject to the restrictions on pledge (such as rights of first refusal or similar rights) set forth in the relevant stockholders agreement or partnership agreement and (iv) any property to the extent that a grant of a security interest in or lien on such property is prohibited by any Requirement of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of (or the creation of a right of termination with respect to) or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or is prohibited by any contract creating a Lien on such property permitted by Section 7.3 of the Credit Agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Guarantor Cash Management Agreement Obligations”: the collective reference to all obligations and liabilities of a Guarantor (including, without limitation, interest accruing at the then applicable rate provided in any Specified Cash Management Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Cash Management Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Qualified Counterparty that are required to be paid by such Guarantor pursuant to the terms of any Specified Cash Management Agreement).

4

“Guarantor Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of a Guarantor (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Qualified Counterparty that are required to be paid by such Guarantor pursuant to the terms of any Specified Hedge Agreement).

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) any Guarantor Hedge Agreement Obligations and Guarantor Cash Management Agreement Obligations of such Guarantor, but only to the extent that, and only so long as, the other Obligations of such Guarantor are secured and guaranteed pursuant hereto, and (ii) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor other than the Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property arising under United States laws, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Parent or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

5

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”: (i) all letters patent of the United States or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Pledged Notes”: all promissory notes listed on Schedule 1, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than (i) promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business and (ii) promissory notes the aggregate face amount of which are not in excess of $100,000).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: the shares of Capital Stock listed on Schedule 1, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, including, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

6

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender) and any Qualified Counterparty.

“Securities Act”: the Securities Act of 1933, as amended.

“Subsidiary Cash Management Agreement Obligations”: the collective reference to all obligations and liabilities of any Subsidiary of a Grantor (including, without limitation, interest accruing at the then applicable rate provided in any Specified Cash Management Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Cash Management Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Qualified Counterparty that are required to be paid by such Guarantor pursuant to the terms of any Specified Cash Management Agreement).

“Subsidiary Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of any Subsidiary of a Grantor (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Qualified Counterparty that are required to be paid by such Guarantor pursuant to the terms of any Specified Hedge Agreement).

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

7

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1 Gurantee. (a) (i) The Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantee to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations (other than, in the case of each Guarantor, Borrower Obligations arising pursuant to clause (ii) of this Section 2.1(a) in respect of Guarantor Hedge Agreement Obligations and the Guarantor Cash Management Obligations in respect of which such Guarantor is a primary obligor) (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

(ii) The Borrower hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by each Guarantor when due (whether at stated maturity, by acceleration or otherwise) of the Guarantor Hedge Agreement Obligations and the Guarantor Cash Management Obligations of such Guarantor.

(iii) Each Grantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Subsidiaries of such Grantor of their Subsidiary Cash Management Agreement Obligations and Subsidiary Hedge Agreement Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor). For the avoidance of doubt, the guarantee provided in this clause (a)(iii) is secured by the Collateral and the obligations and liabilities under this clause (a)(iii) shall constitute part of the Borrower Obligations and Guarantor Obligations, as applicable.

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(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee of such Guarantor contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations and any or all of the Guarantors may be free from their respective Guarantor Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations ~~or~~, the Guarantor Hedge Agreement Obligations or the Guarantor Cash Management Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment received or collected from such Guarantor in respect of the Borrower Obligations ~~or~~, the Guarantor Hedge Agreement Obligations or the Guarantor Cash Management Obligations, respectively), remain liable for the Borrower Obligations ~~and~~, the Guarantor Hedge Agreement Obligations and the Guarantor Cash Management Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations ~~and~~, the Guarantor Hedge Agreement Obligations and the Guarantor Cash Management Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

2.2 Right of Contribution .. (a) Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

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(b) The Borrower and each Guarantor agrees that to the extent that the Borrower or any Guarantor shall have paid more than its proportionate share of any payment made hereunder in respect of any Guarantor Hedge Agreement Obligation or any Guarantor Cash Management Obligation of any other Guarantor, the Borrower or such Guarantor, as the case may be, shall be entitled to seek and receive contribution from and against the Borrower and any other Guarantor which has not paid its proportionate share of such payment.

(c) The Borrower’s and each Guarantor’s right of contribution under this Section 2.2 shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of the Borrower or any Guarantor to the Administrative Agent and the Secured Parties, and the Borrower and each Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by the Borrower or such Guarantor hereunder.

2.3 No Subrogation . Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Secured Parties by the Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations ~~or~~, the Guarantor Hedge Agreement Obligations or the Guarantor Cash Management Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations . Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations ~~or~~, the Guarantor Hedge Agreement Obligations or the Guarantor Cash Management Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Borrower Obligations ~~or~~, the Guarantor Hedge Agreement Obligations or the Guarantor Cash Management Obligations continued, and the Borrower Obligations ~~or~~, the Guarantor Hedge Agreement Obligations or the Guarantor Cash Management Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Secured Party, and the Credit Agreement and the other Loan

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Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Secured Party for the payment of the Borrower Obligations ~~or~~, the Guarantor Hedge Agreement Obligations or the Guarantor Cash Management Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations ~~or~~, the Guarantor Hedge Agreement Obligations or the Guarantor Cash Management Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional . (a) Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations (other than any notice with respect to any Guarantor Hedge Agreement Obligation or any Guarantor Cash Management Obligation with respect to which such Guarantor is a primary obligor and to which it is entitled pursuant to the applicable Specified Hedge Agreement or Specified Cash Management Agreement) and notice of or proof of reliance by the Administrative Agent or any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives notice of acceleration, notice of intent to accelerate, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations (other than any diligence, presentment, protest, demand or notice with respect to any Guarantor Hedge Agreement Obligation or Guarantor Cash Management Obligation with respect to which such Guarantor is a primary obligor and to which it is entitled pursuant to the applicable Specified Hedge Agreement or Specified Cash Management Agreement). Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (1) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (2) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Secured Party, or (3) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might

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be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(b) The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Guarantor Hedge Agreement Obligations or Guarantor Cash Management Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon the guarantee by the Borrower contained in this Section 2 or acceptance of the guarantee by the Borrower contained in this Section 2; the Guarantor Hedge Agreement Obligations or Guarantor Cash Management Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee by the Borrower contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, with respect to any Guarantor Hedge Agreement Obligation or Guarantor Cash Management Obligation likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee by the Borrower contained in this Section 2. The Borrower waives notice of acceleration, notice of intent to accelerate, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower with respect to the Guarantor Hedge Agreement Obligations or Guarantor Cash Management Obligations. The Borrower understands and agrees that the guarantee by the Borrower contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Guarantor Hedge Agreement Obligations, Guarantor Cash Management Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Person against the Administrative Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the applicable Guarantor for the applicable Guarantor Hedge Agreement Obligations or Guarantor Cash Management Obligations, or of the Borrower under its guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand under this Section 2 or otherwise pursuing its rights and remedies under this Section 2 against the Borrower, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have

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against any Guarantor or any other Person or against any collateral security or guarantee for the Guarantor Hedge Agreement Obligations, Guarantor Cash Management Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any obligation or liability under this Section 2, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Party against the Borrower under this Section 2. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations ~~or~~, the Guarantor Hedge Agreement Obligations or the Guarantor Cash Management Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim (i) in the case of obligations in respect of Borrower Obligations arising under the Credit Agreement or any other Loan Document, in Dollars at the Payment Office specified in the Credit Agreement and (ii) in the case of obligations in respect of any Borrower Hedge Agreement Obligations ~~or~~, any Guarantor Hedge Agreement Obligations or any Guarantor Cash Management Obligations, in the currency and at the place specified in the applicable Specified Hedge Agreement or Specified Cash Management Agreement.

2.8 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until the Loans, the Reimbursement Obligations and the other Obligations (other than Borrower Hedge Agreement Obligations ~~and~~, Guarantor Hedge Agreement Obligations and Guarantor Cash Management Obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding. Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, and lien on, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of ~~such Grantor’s~~the Obligations of such Grantor:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all General Intangibles;

(g) all Instruments;

(h) all Intellectual Property;

(i) all Inventory;

(j) all Investment Property;

(k) all Letter-of-Credit Rights;

(l) all Goods and other property not otherwise described above;

(m) all books and records pertaining to the Collateral; and

(n) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing, all Supporting Obligations in respect of any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that the Collateral shall not include the Excluded Assets.

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SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in such representations and warranties to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or in connection with Liens permitted by the Credit Agreement.

4.3 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law or contract.

4.4 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 3. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

4.5 Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 4.

4.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

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4.7 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor (other than any Capital Stock constituting Excluded Assets) or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except for Liens permitted by the Credit Agreement.

4.8 Receivables. (a) Except as listed Schedule 5, no amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent to the extent required by Section 5.2.

(b) None of the obligors on any Receivable is a Governmental Authority, except for Receivables constituting not more than 25% of the face amount of all Receivables.

(c) The amounts represented by such Grantor to the Secured Parties from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

4.9 Intellectual Property. (a) Schedule 6 lists all material Intellectual Property owned by such Grantor in its own name on the date hereof.

(b) On the date hereof, all Intellectual Property of such Grantor described on Schedule 6 is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person in any material respect.

(c) Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

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(e) No action or proceeding is pending, or, to the knowledge of such Grantor, overtly threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a Material Adverse Effect.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

5.1 Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

5.2 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement; provided, that the Grantors shall not be obligated to deliver to the Administrative Agent any Instruments or Chattel Paper held by any Grantor at any time to the extent that the aggregate face amount of all such Instruments and Chattel Paper held by all Grantors at such time does not exceed $100,000.

5.3 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and (ii) insuring such Grantor, the Administrative Agent and the Secured Parties against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as the Borrower deems adequate for its business.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (10 days in the case of failure to pay the premium) after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as an additional insured party or loss payee.

(c) The Borrower shall deliver to the Administrative Agent a report of a reputable insurance broker with respect to such insurance substantially concurrently with the delivery by the Borrower to the Administrative Agent of its audited financial statements for each fiscal year and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

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5.4 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

5.5 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever except as permitted by Section 4.2.

(b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

5.6 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent (or such shorter period as agreed to by the Administrative Agent) and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(i) change its jurisdiction of organization from that referred to in Section 4.3; or

(ii) change its name.

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5.7 Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.8 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Secured Parties, hold the same in trust for the Administrative Agent and the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property, or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations. Notwithstanding the foregoing, the Grantors shall not be required to pay over to the Administrative Agent or deliver to the Administrative Agent as Collateral any proceeds of any liquidation or dissolution of any Issuer, or any distribution of capital or property in respect of any Investment Property, to the extent that (i) such liquidation, dissolution or distribution, if treated as a Disposition of the relevant Issuer, would be permitted by the Credit Agreement and (ii) the proceeds thereof are applied as required or permitted by the Credit Agreement.

(b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, unless such securities are delivered to the Administrative Agent, concurrently with the

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issuance thereof, to be held by the Administrative Agent as Collateral, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the Liens permitted by the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof (except to the extent permitted by Section 7.14 of the Credit Agreement).

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) and 6.7 with respect to the Pledged Securities issued by it.

(d) Each Issuer that is a partnership or a limited liability company (other than the limited liability companies listed on Schedule 7) (i) confirms that none of the terms of any equity interest issued by it provides that such equity interest is a “security” within the meaning of Sections 8-102 and 8-103 of the New York UCC (a “Security”), (ii) agrees that it will take no action to cause or permit any such equity interest to become a Security, (iii) agrees that it will not issue any certificate representing any such equity interest and (iv) agrees that if, notwithstanding the foregoing, any such equity interest shall be or become a Security, such Issuer will (and the Grantor that holds such equity interest hereby instructs such Issuer to) comply with instructions originated by the Administrative Agent without further consent by such Grantor.

(e) Each Grantor holding Capital Stock of Laredo Theatre, Ltd. agrees to use commercially reasonable efforts to obtain the required consent of the other partners of Laredo Theatre, Ltd. to the pledge of such Capital Stock under this Agreement.

5.9 Receivables. (a) Other than in the ordinary course of business, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 10% of the aggregate amount of the then outstanding Receivables.

5.10 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) unless a Responsible Officer determines that is it is not in the best interest of such Grantor, continue to use each material Trademark in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) use such Trademark with

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the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iii) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (iv) unless a Responsible Officer determines that is it is not in the best interest of such Grantor, not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Unless a Responsible Officer determines that is it is not in the best interest of such Grantor, such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c) Unless a Responsible Officer determines that is it is not in the best interest of such Grantor, such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Unless a Responsible Officer determines that is it is not in the best interest of such Grantor, such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will notify the Administrative Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within 20 Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby.

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(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency or any political subdivision thereof, to maintain and pursue each application relating to any material Intellectual Property (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, if reasonable or appropriate under the circumstances in the judgment of a Responsible Officer of such Grantor, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Administrative Agent’s direction and control after the occurrence and during the continuance of an Event of Default, and the Administrative Agent may curtail or terminate during the continuance of such Event of Default said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

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(c) At any time after the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

(d) At any time after the occurrence and during the continuance of an Event of Default, each Grantor will cooperate with the Administrative Agent to establish a system of lockbox accounts, under the sole dominion and control of the Administrative Agent, into which all Receivables shall be paid and from which all collected funds will be transferred to a Collateral Account.

6.2 Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables (or any agreement giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating thereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

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(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 6.5, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

6.4 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and Instruments shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

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6.5 Application of Proceeds . At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated, shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted

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by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, as specified in Section 6.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7 Registration Rights. (a) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that it is not commercially unreasonable to conduct such a private sale. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law other than the filing of registration, qualification or similar statements under the Securities Act or applicable state securities laws. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

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6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any

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suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Credit Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or

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any part thereof. The powers conferred on the Administrative Agent and the Secured Parties hereunder are solely to protect the Administrative Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property other than Excluded Assets (as defined on Annex A attached hereto)” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor care of the Borrower at the address specified in Section 10.2 of the Credit Agreement.

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8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. (a) Subject to Section 10.5 of the Credit Agreement, each Guarantor agrees to pay, or reimburse each Secured Party and the Administrative Agent for, all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6 Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off as appropriate and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held by such Grantor in a fiduciary capacity

30

for others), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured

Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Secured Party hereunder and claims of every nature and description of the Administrative Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Secured Party shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of the Administrative Agent and each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Secured Party may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

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8.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Borrower Cash Management Agreement Obligations, Borrower Hedge Agreement Obligations ~~and~~, Guarantor Cash Management Agreement Obligations, Guarantor Hedge Agreement Obligations, Subsidiary Cash Management Agreement Obligations, and Subsidiary Hedge Agreement Obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, or subjected to a Lien permitted by Section 7.3(u) or (bb) of the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least 10 Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that such Guarantor is designated as an Unrestricted Subsidiary as permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least 10 Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor, together with a certification by the Borrower stating that such designation as an Unrestricted Subsidiary is in compliance with the Credit Agreement and the other Loan Documents.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH AGENT AND EACH LENDER, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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8.17 Additional Waiver. Each Guarantor waives all rights and defenses that such Guarantor may have because the Borrower’s debt is secured by real property. This means, among other things: (i) the Administrative Agent or the Lenders may collect from any Guarantor without first foreclosing on any real or personal property collateral pledged by the Borrower and (ii) if the Administrative Agent or the Lenders foreclose on any real property collateral pledged by the Borrower, (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) the Administrative Agent or the Lenders may collect from the Guarantors even if the Administrative Agent or the Lenders, by foreclosing on the real property collateral, has destroyed any right any Guarantor may have to collect from the Borrower. THIS IS AN UNCONDITIONAL AND IRREVOCABLE WAIVER OF ANY RIGHTS AND DEFENSES ANY GUARANTOR MAY HAVE BECAUSE THE BORROWER’S DEBT IS SECURED BY REAL PROPERTY. THESE RIGHTS AND DEFENSES INCLUDE, BUT ARE NOT LIMITED TO, ANY RIGHTS AND DEFENSES BASED UPON SECTIONS 580a, 580b, 580d, OR 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. Each Guarantor waives all rights and defenses arising out of an election of remedies by the Administrative Agent or the Lenders, even though that election of remedies, such as a non-judicial foreclosure with respect to security for an Obligation guaranteed by any Guarantor, has destroyed any Guarantor’s rights of subrogation and reimbursement against the principal by operation of Section 580d of the California Code of Civil Procedure or otherwise.

[Remainder of page intentionally left blank.]

Schedule 1

DESCRIPTION OF PLEDGED SECURITIES

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

Schedule 2

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a is financing statement to be filed]

Patent and Trademark Filings

[List all filings]

Actions with respect to Pledged Stock

Other Actions

[Describe other actions to be taken]

Schedule 3

JURISDICTION OF ORGANIZATION AND IDENTIFICATION NUMBER

Grantor	Jurisdiction of Organization	Identification Number

Schedule 4

LOCATIONS OF INVENTORY AND EQUIPMENT

Grantor	Locations

Schedule 5

RECEIVABLES

Schedule 6

INTELLECTUAL PROPERTY

I.	Copyrights and Copyright Licenses:

II.	Patents and Patent Licenses:

III.	Trademarks and Trademark Licenses:

Schedule 7

CERTIFICATED LLC INTERESTS

Annex I

to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                                     , 200__, made by                                                              , a                             [corporation] (the “Additional Grantor”), in favor of LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement), including the banks, other financial institutions and other entities (the “Lenders”) from time to time parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Cinemark Holdings, Inc. (the “Parent”), Cinemark, Inc. (“Holdings”), CNMK Holding, Inc. (“Intermediate Holdings”) Cinemark USA, Inc. (the “Borrower”), the Lenders, the Administrative Agent and certain other parties specified therein have entered into a Credit Agreement, dated as of October 5, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of October 5, 2006 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules             * to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct with respect to such Additional Grantor on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

*	Refer to each Schedule which needs to be supplemented.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]
By:
Name:
Title:

Annex II

to

Guarantee and Collateral Agreement

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of October 5, 2006 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), made by the Grantors parties thereto for the benefit of LEHMAN COMMERCIAL PAPER INC., as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Secured Parties as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) of the Agreement.

3. The terms of Sections 5.8, 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it, or prohibited, pursuant to Section 5.8, 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]
By:
Name:
Title:

Address for Notices:

Fax:

EXHIBIT C

FORM OF ACKNOWLEDGMENT

ACKNOWLEDGMENT

June 15, 2021

Reference is made to (i) that certain Amended and Restated Credit Agreement, dated as of December 18, 2012 (as amended by the First Amendment thereto dated as of December 18, 2012, the Second Amendment thereto dated as of May 8, 2015, the Third Amendment thereto dated as of June 13, 2016, the Fourth Amendment thereto dated as of December 15, 2016, the Fifth Amendment thereto dated as of June 16, 2017, the Sixth Amendment thereto dated as of November 28, 2017, the Seventh Amendment thereto dated as of March 29, 2018, the Eighth Amendment and Waiver thereto, dated as of April 17, 2020 (the “Eighth Amendment”), and the Amendment to the Eighth Amendment, dated as of August 21, 2020, the “Credit Agreement”), among CINEMARK HOLDINGS, INC. (the “Parent”), CINEMARK USA, INC. (the “Borrower”), the several banks and other financial institutions party thereto (the “Lenders”), BARCLAYS BANK PLC, as administrative agent for the Lenders (the “Administrative Agent”), and the other agents party thereto and (ii) the Ninth Amendment to the Credit Agreement, dated as of the date hereof (the “Amendment”), among the Parent, the Borrower, the Administrative Agent and the Lenders party thereto. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

Each Loan Party executing this Acknowledgment hereby (i) consents to the Amendment and the transactions contemplated thereby, (ii) confirms its respective guarantees, pledges, grants of security interests and liens, acknowledgments, obligations and consents under the Guarantee and Collateral Agreement and the other Loan Documents to which it is a party and agrees that notwithstanding the effectiveness of the Amendment and the consummation of the transactions contemplated thereby, such guarantees, pledges, grants of security interests and liens, acknowledgments, obligations and consents shall continue to be in full force and effect, in each case as modified by the Amendment, and (iii) ratifies the Guarantee and Collateral Agreement and the other Loan Documents to which it is a party, in each case as modified by the Amendment.

[_______________________________________]

By:

Name:
Title: